     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2001

                                                      REGISTRATION NO. 333-_____

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------
                                  Gaiam, Inc.
            (exact name of registrant as specified in its charter)

            Colorado                           5961, 7375              84-111-35-27
 (State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)      Classification Code Number)     Identification No.)


                       360 INTERLOCKEN BLVD., SUITE 300
                          BROOMFIELD, COLORADO 80021
                                (303) 222-3600
   (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                                 JIRKA RYSAVY
                            CHIEF EXECUTIVE OFFICER
                                  GAIAM, INC.
                        360 INTERLOCKEN BLVD, SUITE 300
                          BROOMFIELD, COLORADO 80021
                                (303) 222-3600
   (name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:

Thomas R. Stephens, Esq.                        Richard R.Plumridge, Esq.
Polly S. Swartzfager, Esq.                      John E. Hayes III, Esq.
Bartlit Beck Herman Palenchar & Scott           Brobeck, Phleger & Harrison LLP
1899 Wynkoop Street, 8/th/ Floor                370 Interlocken Blvd. Suite 500
Denver, Colorado 80202                          Broomfield, Colorado 80021

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
 Title of Each                               Proposed           Proposed
 Class of                                    Maximum            Maximum
 Securities to be      Amount to be          Offering Price     Aggregate          Amount of
 Registered            Registered (1)        Per Share (2)      Offering Price     Registration Fee
---------------------------------------------------------------------------------------------------------
 Class A common        2,530,000 shares          $14.32           $36,229,600         $9,057.50
 stock
---------------------------------------------------------------------------------------------------------

____________
(1) Includes shares of class A common stock on which the underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based on the average of high and low sales prices of the Class A Common Stock as reported on the Nasdaq National Market on June 15, 2001.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JUNE 20, 2001

                              2,200,000 Shares of
                             Class A Common Stock

                                 [Gaiam logo]

                                     GAIAM

We are offering 2,200,000 shares of our class A common stock. Our class A common stock is listed on the Nasdaq National Market under the symbol "GAIA." On June 15, 2001, the last reported sale price of our class A common stock on the Nasdaq National Market as $14.17.

Investing in our common stock involves risks.  See "Risk Factors" on page 5.

                                                                   Per
                                                                  Share  Total
                                                                  -----  -----
Public offering price:............................                $      $
Underwriting discounts and commissions:...........                $      $
Proceeds to Gaiam:................................                $      $

We have granted the underwriters a 30-day option to purchase up to 330,000 shares of our class A common stock for resale to the public at the $ offering price per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


Tucker Anthony Sutro                      Adams, Harkness & Hill, Inc.
Capital Markets



                 The date of this prospectus is June    , 2001.

                         [Pictures of Gaiam products]



                               TABLE OF CONTENTS

                                                              Page
                                                              ----
Prospectus Summary.......................................      1
Risk Factors.............................................      5
Forward-Looking Statements...............................     11
Use of Proceeds..........................................     11
Price Range of Common Stock..............................     12
Dividend Policy..........................................     12
Capitalization...........................................     13
Selected Consolidated Financial Data.....................     14
Management's Discussion and Analysis of Financial
  Condition and Results of Operations....................     16
Our Business.............................................     23
Management...............................................     31
Certain Relationships and Related Transactions...........     35
Principal Shareholders...................................     37
Description of Capital Stock.............................     39
Shares Eligible for Future Sale..........................     41
Underwriting.............................................     43
Legal Matters............................................     45
Experts..................................................     45
Where You Can Find More Information......................     45
Index to Financial Statements............................    F-1


You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.

                                     (i)

                              PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that you should consider before buying shares in this offering. You should read the entire prospectus carefully, including our consolidated financial statements and the related notes included elsewhere in this prospectus.

          Gaiam is a lifestyle company providing a broad selection of information, products and services to customers who value natural health, personal development and renewable energy. We offer our customers the ability to make purchasing decisions based on these values while striving to provide products at prices comparable to conventional alternatives. Our direct customer base is 80% female and 70% college-educated, has a median age of 44 and has an average annual household income of approximately $60,000.

          The Gaiam lifestyle brand was built around our ability to continuously develop content that establishes Gaiam as an authority in the Lifestyle Of Health And Sustainability (LOHAS) market. Our content provides solutions that improve quality of life, promote personal development and protect the environment. It also forms the basis of our proprietary products, on which we realize our highest margins, and drives demand for parallel product and service offerings. We sell our content in the form of television broadcasts, on-demand visual media programming, DVDs, videotapes, music CDs, books and other media. We also provide content through our catalogs, on the internet, at point of purchase and as part of the packaging for our products. Our content together with the Gaiam brand creates barriers to entry for competitors.

          We market our products and services direct-to-consumers and business-to-business through five sales channels: our catalogs, the internet, retailers, media and corporate accounts. Our products are sold by leading retailers including lifestyle stores such as Discovery Channel Stores and The Walking Company; women's beauty stores such as Ulta and Origins; sporting goods chains such as Sports Authority and Big 5; home furnishing stores such as Bed, Bath and Beyond; natural food stores such as Whole Foods Market; book stores such as Borders and Barnes & Noble; music stores such as Musicland and Wherehouse Music; sporting good stores such as Dick's and mass merchants such as Target, Kohl's and Wal-Mart; and e-tailers such as Amazon.com. A number of our retailers display our products in store-within-a-store Gaiam lifestyle shops. We believe we have an opportunity to become the single source solution for LOHAS products for our retail accounts. Our media channel includes television broadcast, on-demand visual media programming coverage to more than 600,000 hotel rooms in North America, video streaming, video tapes, DVDs and three music labels. Our media partners include the Discovery Channel, Universal Studios and On Command. Our corporate account customers include The White House, NASA, Disney, Sony, AT&T, Mercedes Benz, the U.S. Departments of Energy and Defense and the Government of Brazil. We distribute our products in each of these sales channels from a single fulfillment center.

          Gaiam has a highly centralized, scaleable business model. Gaiam's operations are vertically integrated from content creation, through product development and sourcing, to customer service and fulfillment.

          The LOHAS market, which represented $227 billion in sales in 2000 according to Natural Business Communication, consists of five main sectors:

     . Sustainable Economy. Renewable energy, energy conservation, recycled goods, environmental management services, sustainable manufacturing processes and related information and services.

     . Healthy Living. Natural and organic foods, dietary supplements, personal care products and related information and services.

     . Alternative Healthcare. Health and wellness solutions and alternative health practices.

     . Personal Development. Solutions, information, products and experiences relating to mind, body and spiritual development.

     . Ecological Lifestyles. Environmentally friendly cleaning and household products, organic cotton clothing and bedding, and eco-tourism.

          Gaiam provides lifestyle product solutions for all segments of the LOHAS market. We offer solutions for a sustainable economy such as renewable energy systems, energy efficient lighting and products made from recycled materials; healthy living solutions such as nutrition content, air and water filters and personal care items; alternative healthcare solutions such as back and neck care products, stress relief and wellness information; personal development solutions such as mind-body fitness information, fitness accessories and performance wear; ecological lifestyle solutions such as natural cleaners, organic cotton bedding and bath products and organic cotton clothing.

          We intend to pursue the following strategic initiatives in order to continue to grow our business and serve the LOHAS market:

          .  Strengthen Our Lifestyle Brand
          .  Capitalize on Our Multi-Channel Approach
          .  Expand Our Proprietary Product Selection
          .  Broaden Our Content Through Growth of Gaiam Media
          .  Complement Our Business with Selective Strategic Acquisitions

          From 1996 to 2000, our revenues increased from $14.8 million to $60.6 million. Our direct customer file has increased from 300,000 at the end of 1996 to approximately 1.7 million at the end of May 2001. Our retailer channel grew from its inception in 1998 to 25,500 stores at the end of May 2001.

          The name Gaiam is a fusion of the words "Gaia," the name for Mother Earth in ancient Greece, and "I am." Gaiam was founded in Boulder, Colorado and organized as a Colorado corporation on July 7, 1988. Gaiam's principal office is located at 360 Interlocken Blvd., Broomfield, Colorado 80021, and its telephone number is (303) 222-3600.

                                 THE OFFERING

Class A common stock offered by Gaiam....................    2,200,000 shares
Class A common stock outstanding after this offering.....    8,163,137 shares(1)
Class B common stock outstanding after this offering.....    5,400,000 shares
Total common stock outstanding after this offering.......   13,563,137 shares

Use of proceeds.......................       Working capital and other general
                                             corporate purposes, including
                                             repayment of indebtedness,
                                             expansion of sales channels, new
                                             product launches and acquisitions.
                                             See "Use of Proceeds" and "Our
                                             Business."

Nasdaq National Market symbol.........              GAIA

__________________
(1) Based on the number of shares outstanding on May 31, 2001. Excludes 1,494,318 shares issuable upon exercise of options and warrants outstanding as of May 31, 2001, at an average exercise price of $7.72 per share. See "Management."

     Except where specified, references to Gaiam's shares refer to shares of its class A common stock. The information on our website, including any online discussion forums, and in our catalogs and other marketing materials is not part of this prospectus. References in this prospectus to "Gaiam," "we," "our" and "us" refer to Gaiam, Inc. and our wholly- and majority-owned subsidiaries and not to the persons who manage Gaiam or sit on its Board of Directors.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

     The following table summarizes the consolidated financial data of our business. You should read the summary consolidated financial data below in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                    Three Months Ended
                                                     Year Ended December 31,                            March 31,
                                          -------------------------------------------------------------------------------------
                                                 1998             1999            2000                2000               2001
                                                                                                              (Unaudited)
Statement of Operations Data:
Net revenues                                    $30,739          $45,725         $60,588             $12,558            $17,672
Gross profit                                     17,565           27,549          36,795               7,636             10,824
Other income (expense)                              388              606            (283)               (123)                68
Net income after minority interest/(1)/             860            1,718           2,649                 203                419
Net income per share
 Basic                                          $  0.11          $  0.20         $  0.24             $   .02            $   .04
 Diluted                                        $  0.11          $  0.19         $  0.23             $   .02            $   .04
Shares outstanding (basic)                        8,073            8,785          10,858              10,846             11,206
Shares outstanding (diluted)                      8,119            9,119          11,525              11,505             11,563

                                                                                        March 31, 2001
                                                                                         (Unaudited)
                                                                               ------------------------
                                                                               Actual       As Adjusted (2)
                                                                               -------      -----------
Balance Sheet Data:
Cash............................................................               $ 6,374         $24,742
Working capital.................................................                11,312          33,161
Total assets....................................................                59,118          77,486
Long-term debt ............................. ...................                 6,780             261
Stockholders' equity............................................                22,168          50,536

__________
(1) Net income after minority interest includes net income of consolidated Gaiam operations, excluding that portion attributable to the minority shareholders' interest in the net income or loss in the consolidated subsidiary, net of tax.
(2) Gives effect to the sale by Gaiam of 2,200,000 shares at an assumed public offering price of $14.17 per share, after deducting the estimated underwriting discount and offering expenses payable by Gaiam and application of the net proceeds for repayment of $6.5 million of long-term debt (at March 31, 2001) from the proceeds of this offering. (Gaiam intends to use an additional $3.5 million in proceeds from this offering to repay debt incurred subsequent to March 31, 2001.) See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in our shares. If any of the following risks actually occurs, our business could be harmed and the trading price of our shares could decline. In that case, you might lose all or part of your investment.

We may not be able to compete successfully against our current and future competitors.

     Our goal is to establish ourselves as the market leader in the LOHAS market industry. We believe that the LOHAS market has thousands of small, local and regional businesses. Some smaller businesses may be able to more effectively personalize their relationships with customers, thereby gaining a competitive advantage. Although we believe that we do not compete directly with any single company with respect to our entire range of merchandise, within each merchandise category we have competitors and may face competition from new entrants. Some of our competitors or our potential competitors may have greater financial and marketing resources. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with our competitors. Increased competition from these or other competitors could negatively impact our business.

Changing consumer preferences and general economic conditions may have an adverse effect on our business.

     Our business is targeted at consumers who assign high value to healthy lifestyles, personal development, renewable energy and the environment. A decrease of consumer interest in purchasing goods and services that promote the values we espouse would materially and adversely affect the growth of our customer base and sales revenues and, accordingly, our financial prospects. Further, consumer preferences are difficult to predict. Our future success depends in part on our ability to anticipate and respond to changes in consumer preferences and we may not respond in a timely or commercially appropriate manner to such changes. Failure to anticipate and respond to changing consumer preferences could lead to, among other things, lower sales of our products, increased merchandise returns and lower margins, which would have a material adverse effect on our business.

We may face quarterly and seasonal fluctuations that could harm our business.

     Our revenue and results of operations have fluctuated and can be expected to continue to fluctuate on a quarterly basis as a result of a number of factors, including the timing of catalog offerings, recognition of costs or net sales contributed by new merchandise and catalog offerings, fluctuations in response rates, fluctuations in paper, production and postage costs and expenses, merchandise returns, adverse weather conditions that affect distribution or shipping, shifts in the timing of holidays and changes in our merchandise mix. In addition, our net sales and profits have historically been higher during the fourth quarter holiday season. We believe that this seasonality will continue in the future. If, for any reason, our sales were to fall below expectations during the fourth quarter holiday season, our financial condition and results of operations would be adversely affected.

Some products and services we sell may put us at a competitive price disadvantage.

     Some environmentally friendly products are priced at a premium to products that have similar uses but are not environmentally friendly. Our sales growth assumes that consumers will sometimes be willing to pay higher prices in order to enhance the environment, promote a sustainable economy and achieve healthy lifestyles and personal development or that, over time, we will be able to reduce prices through volume purchases from our suppliers. If we are unable to sustain price levels of these products, or to increase sales volume to a level that would allow us to reduce our costs, our business will be adversely affected.

If the protection of our internet domain names is inadequate, our brand recognition could be impaired and we could lose customers.

     We currently hold various internet domain names relating to our brand, including www.gaiam.com. The acquisition and maintenance of domain names is regulated by governmental agencies and their designees. The regulation of domain names in the U.S. and in foreign countries is changing and is expected to continue to change in the future. As a result, we may not be able to acquire or maintain the domain names we want in all countries in which we seek to conduct business. Furthermore, we may be unable to prevent third parties from acquiring domain names whose similarity decreases the value of our trademarks and proprietary rights. Loss of our internet domain names could adversely affect our ability to develop brand recognition.

Our success depends on the value of the Gaiam brand, and if the value of our brand were to diminish, our revenues, results of operations and prospects would be adversely affected.

     Because we are increasing our sales of proprietary products, our success increasingly depends on the Gaiam brand and its value in the LOHAS market. Building and maintaining recognition of the Gaiam brand is important to attracting and expanding our customer base. We cannot be certain that our marketing efforts or brands will attract new customers, retain existing customers or encourage repeat purchases.

Acquisitions may harm our financial results, cause our stock price to decline, or dilute our shareholders' interests.

     Acquisitions have been part of our growth and may continue to be part of our growth in the future. In June 2000, Gaiam and Whole Foods Market, Inc., a publicly-traded company, merged their internet properties into gaiam.com, Inc. In January 2001, we acquired Real Goods Trading Corporation. We will opportunistically evaluate acquisition opportunities and they may be part of our growth in the future. These acquisitions may be of entire companies, controlling interests in companies or of minority interests in companies where we intend to invest as part of a strategic alliance. However, we may not succeed in identifying attractive acquisitions or attractive acquisition candidates may not be available at reasonable prices. We are also likely to face competition for attractive acquisition candidates, which may increase the expense of completing acquisitions. Acquisitions may harm our operating results or cause our stock price to decline because we may:

     . issue equity or equity-related securities that dilute our current shareholders' percentage ownership or incur substantial debt or assume liabilities of an acquired business;

     . experience reduced earnings or adverse tax consequences by failing to efficiently integrate the operations, assets and personnel of the acquired companies in a timely manner, being required to amortize a significant amount of intangible assets acquired in an acquisition, or otherwise; and

     .    divert management's attention from operating the business.

Moreover, we may have difficulties integrating the operations, products and personnel of the companies we acquire. The presence of minority ownership interests in any acquired company, and our strategy of allowing our subsidiaries to retain some autonomy in their management and operation, could make integration more difficult. The success of future acquisitions is dependent on our ability to effectively integrate the acquired companies' operations and brands, including our ability to recognize potentially available marketing synergies and cost savings, some of which may involve operational changes. If we are not successful in integrating companies that we may acquire, our business could be materially and adversely affected.


The loss of the services of our key personnel could disrupt our business.

     The services of our officers, Jirka Rysavy, Lynn Powers and Pavel Bouska, are critical to our business. We do not carry any key-man life insurance. Our strategy of allowing the management teams of acquired companies to continue to exercise significant management responsibility for those companies makes it especially important that we retain key employees, particularly the sales and creative teams, of the companies we might acquire.

Government regulation and legal uncertainties could add additional costs to doing business on the internet.

     E-commerce is new and rapidly changing. Federal and state regulation relating to the internet and e-commerce is evolving. Currently, there are few laws or regulations directly applicable to the internet or e-commerce on the internet. Laws and regulations may be enacted with respect to the internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services.

     Our business could also be affected by regulations adopted in the future. For example, a number of different bills are under consideration by Congress and various state legislatures that would restrict disclosure of consumers' personal information. If legislation of this type were enacted, it would make it more difficult for us to obtain additional names for our distribution lists, and restrict our ability to send unsolicited electronic mail or printed catalogs, both of which could slow the growth of our customer base.

If we cannot maintain and continually update our information systems, our business could suffer.

     Information systems are critical to our business. These systems assist in processing orders, managing inventory, purchasing and shipping merchandise on a timely basis, responding to customer service inquiries, and gathering and analyzing operating data by business segment, customer, and SKU (a specific identifier for each different product). As our business grows we will need to continually update these systems. Furthermore, if we acquire other companies, we will need to integrate the acquired companies' systems with ours, a process that could be time-consuming and costly. If our systems cannot accomodate our growth or fail, we could incur substantial expenses.

     Although we are a multi-channel company, the internet is an important sales channel for us. The development of a website and other proprietary technology entails significant technical, financial and business risks. We have spent approximately $5.5 million in the development of our websites to date to introduce several new website features. We intend to continue to invest resources to enhance our websites and keep our systems up to date. In addition, the adoption of new internet, networking or telecommunications technologies may require us to devote substantial resources to modify and adapt our services. Our success in e-commerce will depend upon our ability to continue to provide a compelling and satisfying shopping experience. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online technology.

A material security breach could cause us to lose sales, damage our reputation or result in liability to us.

     Our computer servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. Our relationships with our customers may be adversely affected if the security measures that we use to protect personal information, such as credit card numbers, are ineffective. We currently rely on security and authentication technology that we license from third parties. We may not be able to prevent all security breaches.

Our systems may fail or limit user traffic, which would cause us to lose sales.

     We maintain a single call center in Broomfield, Colorado. We are dependent on our ability to maintain our computer and telecommunications equipment in this center in effective working order and to protect against damage from fire, natural disaster, power loss, telecommunications failure or similar events. In addition, growth of our customer base may strain or exceed the capacity of our computer and telecommunications systems and lead to degradations in performance or systems failure. We have experienced capacity constraints and failure of information systems in the past that have resulted in decreased levels of service delivery or interruptions in service to customers for limited periods of time. Although we continually review and seek to upgrade our technical infrastructure and provide for system redundancies and backup power to limit the likelihood of systems overload or failure, substantial damage to our systems or a systems failure that causes interruptions for a number of days could adversely affect our business. Additionally, if we are unsuccessful in updating and expanding our infrastructure, including our call center, our ability to grow may be constrained.

We may face legal liability for the content contained on our website

     We could face legal liability for defamation, negligence, copyright, patent or trademark infringement, personal injury or other claims based on the nature and content of materials that we publish or distribute on our website. If we are held liable for damages for the content on our website, our business may suffer. Further, our business is based on establishing www.gaiam.com as a trustworthy and dependable provider of information and services. Allegations of impropriety, even if unfounded, could therefore have a material adverse effect on our reputation and our business.

Our suppliers may not be able to supply us with merchandise in a timely manner, which could cause us to lose sales.

     To successfully operate our business, we must receive timely delivery of merchandise from our vendors and suppliers, many of which are small private companies. As we grow, some of these vendors may not have sufficient capital, resources, or personnel to increase their sales to us or to satisfy their commitments to us. Any significant delay in the delivery of products by vendors could result in a loss of sales, increased fulfillment expenses and damage to our customer service reputation. The failure of third parties to provide an adequate level of service could decrease our revenues and increase our costs.

     Given our emphasis on customer service, the efficient and uninterrupted operation of order-processing and fulfillment functions is critical to our business. To maintain a high level of customer service, we rely heavily on a number of different outside service providers, such as printers, telecommunications companies and delivery companies. Any interruption in services from our principal outside service providers, including delays or disruptions resulting from labor disputes, power outages, human error, adverse weather conditions or natural disasters, could materially adversely affect our business.

Relying on our centralized fulfillment center could expose us to losing revenue.

     Prompt and efficient fulfillment of our customers' orders is critical to our business. Our facility in Cincinnati, Ohio handles our fulfillment functions and some customer-service related operations, such as returns processing. Approximately 90% of our orders are filled and shipped from the Cincinnati facility. The balance is shipped directly from suppliers. Because we rely on a centralized fulfillment center, our fulfillment functions could be severely impaired in the event of fire, extended adverse weather conditions, or natural disasters. Because we recognize revenue only when we ship orders, interruption of our shipping would diminish our revenues.

Our costs could be increased by overstocks and merchandise returns, as well as by our strategy of offering branded products.

     An important part of our strategy is to feature branded products. These products are sold under our brand names and are manufactured to our specifications. We expect our reliance on branded merchandise to increase. To be successful, we must periodically update and expand the product offerings for our catalogs and websites. The use of branded merchandise requires us to incur costs and risks relating to the design and purchase of products, including submitting orders earlier and making longer initial purchase commitments.

     In addition, the use of branded merchandise limits our ability to return unsold products to vendors, which can result in higher markdowns in order to sell excess inventory. Our commitment to customer service typically results in more emphasis being placed on keeping a high level of merchandise in stock so we can fill orders immediately. Consequently, we run the risk of having excess inventory, which may also contribute to higher markdowns. Our failure to successfully execute a branded merchandise strategy or to achieve anticipated profit margins on these goods, or a higher than anticipated level of overstocks, may materially adversely affect our revenues.

     We offer our customers liberal merchandise return policies. Our financial statements include a reserve for anticipated merchandise returns, which is based on historical return rates. It is possible that actual returns may increase as a result of factors such as the introduction of new merchandise, new product offerings, changes in merchandise mix or other factors. Any increase in our merchandise returns will correspondingly reduce our revenues.

Our sales could be negatively affected if we are required to charge additional taxes on purchases.

     We generally collect sales taxes on our internet and catalog sales only on sales to residents of the state of Colorado and where we have other locations. We currently collect sales taxes on internet and catalog sales in Colorado, California and Ohio. Federal laws currently limit the imposition of state and local taxes on internet-related sales. However, there is a possibility that Congress may not renew this legislation in 2001. If Congress chooses not to renew this legislation, state and local governments would be free to impose taxes on electronically purchased goods, which could adversely affect us. Due to the high level of uncertainty regarding the imposition of taxes on electronic commerce, a number of states, as well as a Congressional advisory commission, are reviewing appropriate tax treatment for companies engaged in e-commerce. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our opportunity to derive financial benefit from these activities.

     Many states have attempted to require that out-of-state direct marketers collect sales and use taxes on the sale of merchandise shipped to its residents. If Congress enacts legislation permitting states to impose sales or use tax obligations on out-of-state direct marketing companies, or if other changes require us to collect additional sales or use taxes, these obligations would make it more expensive to purchase our products and would increase our administrative costs. Audits by state tax authorities could give rise to a retroactive assessment for tax liabilities if it was determined we had sufficient activities in that state. State sales tax laws typically provide for a lengthy statute of limitations, and if we were retroactively assessed for taxes, the assessment could adversely affect our business.

Postage and shipping costs may increase and therefore increase our expenses.

We ship our products, catalogs, and lifestyle publications to consumers and the cost of shipping is a material expenditure. Postage and shipping prices increase periodically and can be expected to increase in the future. Any inability to secure suitable or commercially favorable prices or other terms for the delivery of our merchandise and catalogs could have a material adverse effect on our financial condition and results of operations.

Our founder and chief executive officer Jirka Rysavy controls Gaiam.

     Mr. Rysavy holds 100% of Gaiam's 5,400,000 outstanding shares of Class B common stock. The shares of Class B common stock are convertible into shares of Class A common stock at any time. Each share of Class B common stock has ten votes per share, and each share of Class A common stock has one vote per share, although pursuant to a voting agreement between Gaiam and Mr. Rysavy, the Class B common stock is limited to 49% of the total votes and all shares over this percentage are voted proportionately with the Class A common stock. Mr. Rysavy also owns 2,686,200 shares of Class A common stock and options to purchase 400,000 shares of Class A common stock (of which options to purchase 64,000 shares of common stock are exercisable within 60 days). After giving effect to the issuance of Class A common stock in the offering, Mr. Rysavy will beneficially own approximately 59.8% of the outstanding shares of Gaiam common stock, assuming Mr. Rysavy's Class B common stock was converted into Class A common stock. In addition, he will also have approximately 65.8% of the total votes. As a result, Mr. Rysavy will be able to exert substantial influence over Gaiam and to control matters requiring approval by the shareholders of Gaiam, including the election of directors, increasing our authorized capital stock, our dissolution, the merger or sale of our assets and the general affairs of Gaiam. This control by Mr. Rysavy may discourage transactions involving a change of control of Gaiam.

The price of our class A common stock may be subject to wide fluctuations and may trade below the offering price.

     The market price of our shares after the offering may vary from the offering price and could be subject to wide fluctuations in response to factors such as the future issuance of shares as well as the following factors that are beyond our control:

     -- quarterly variations in our operating results;
     -- operating results that vary from the expectations of securities analysts and investors;
     -- changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
     -- announcements by third parties of significant claims or proceedings against us;
     -- strategic moves by us or our competitors, such as acquisitions or restructurings; and
     -- stock market price and volume fluctuations.

Shares eligible for public sale after this offering could adversely affect our stock price.

     Sales of a substantial number of shares in the public market following this offering, or the perception that sales could occur, could adversely affect the market price for our shares and impair our ability to raise equity capital in the future. Immediately after this offering 8,163,137 shares of class A common stock and 5,400,000 shares of class B common stock (which are immediately convertible into 5,400,000 shares of class A common stock) will be outstanding. Of this number, approximately 4,500,000 shares will be freely tradeable, and approximately 3,700,000 additional shares of class A common stock and all shares of class

B common stock are eligible for sales under Rule 144 of the Securities Act. Please see "Shares Eligible for Future Sale."

                          FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "anticipates," "believes," "plans," "estimates," "expects," "future," "intends," "strive" and similar expressions to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Gaiam's actual results could differ materially from those anticipated in these forward-looking statements, as a result of certain factors, as more fully described in "Risk Factors" and elsewhere in this prospectus. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our management's view only as of the date of this prospectus. We undertake no obligation to update any forward-looking information.

                                USE OF PROCEEDS

     The net proceeds to Gaiam from the sale of the shares in this offering are estimated to be approximately $28.5 million, giving effect to the sale by Gaiam of 2,200,000 shares at an assumed public offering price of $14.17 per share and after deducting the estimated underwriting discounts and offering expenses payable by Gaiam.

     We intend to use approximately $10 million of the net proceeds of the offering to reduce the amount outstanding under our Wells Fargo Bank West N. A. revolving line of credit and to repay debt we assumed in connection with the Real Goods Trading Corporation merger. Our revolving line of credit extends through June 30, 2003 and bears interest at the lower of prime rate less 0.5% or LIBOR plus 2.75%.

     We plan to use the remaining proceeds to fund expansion of our media channel, launch new products and for working capital and general corporate purposes. We may also use a portion of the net proceeds to make acquisitions or strategic minority interest investments. However, we currently have no commitments or agreements and are not involved in negotiations with respect to acquisitions. Pending these uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                          PRICE RANGE OF COMMON STOCK

     Our shares have been quoted on the Nasdaq National Market under the symbol "GAIA" since October 29, 1999. Prior to that time, there was no public market for the shares. The following table sets forth, for the period indicated, the high and low bid prices per share of the shares as reported on the Nasdaq National Market:


                                                           High    Low
                                                          ------  ------
1999
----

Fourth Quarter (commencing October 29, 1999)..........    $18.25  $ 5.38

2000
----
First Quarter.........................................    $19.00  $13.92
Second Quarter........................................    $24.69  $14.00
Third Quarter.........................................    $19.00  $15.00
Fourth Quarter........................................    $18.25  $14.63

2001
----
First Quarter.........................................    $15.75  $ 9.38
Second Quarter (through June 15, 2001) ...............    $16.00  $ 9.40


     On June 15, 2001, the reported last sale price of the common stock on the Nasdaq National Market was $14.17. As of May 31, 2001, there were approximately 9,100 stockholders of record of Gaiam's class A common stock and one stockholder of record of Gaiam's class B common stock.


                                DIVIDEND POLICY

     Gaiam has never declared or paid any cash dividends on its capital stock. We currently intend to retain earnings, if any, to support our growth strategy and do not anticipate paying cash dividends in the foreseeable future. In addition, our bank credit agreement prohibits payment of any dividends to our shareholders.

                                CAPITALIZATION

     The following table sets forth the capitalization of Gaiam as of March 31, 2001 on an actual basis and as adjusted to reflect the sale by Gaiam of 2,200,000 shares in this offering at an assumed public offering price of $14.17 per share, less the underwriters' discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

     You should read this information together with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                    March 31, 2001
                                                                     (Unaudited)
                                                                 ----------------------
                                                                              Pro Forma
                                                                                  As
                                                                 Actual        Adjusted
                                                                 ------        --------
Long-term debt and capital leases, less current
 portion (1)..............................................      $  6,780       $    261
Stockholders' equity:
  Class A Common Stock, $0.0001 par value;
   150,000,000 shares authorized and
   5,958,505(2) shares issued and outstanding
   (actual); 8,158,505 (2) shares outstanding
   (pro forma)............................................             1              1
  Class B Common Stock, $0.0001 par value;
   50,000,000 shares authorized and 5,400,000
   shares issued and outstanding (actual and pro
   forma).................................................             -              -
  Additional paid-in capital..............................        15,486         43,854
  Deferred compensation...................................          (405)          (405)
  Retained earnings.......................................         7,086          7,086
                                                                --------       --------
    Total stockholders' equity............................      $ 22,168       $ 50,536
                                                                --------       --------
    Total capitalization..................................      $ 28,948       $ 50,797
                                                                ========       ========

___________
(1) Gives effect to the repayment of $6.5 million of long-term debt from the proceeds of this offering, which was outstanding as of March 31, 2001. Gaiam has incurred approximately $3.5 million of additional long-term debt as of May 31, 2001, which shall also be repaid with the proceeds from this offering.
(2) Excludes an aggregate of 1,494,318 shares issuable pursuant to options and warrants outstanding as of May 31, 2001.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The selected statement of operations for the years ended December 31, 1998, 1999 and 2000 and balance sheet data as of December 31, 1999 and 2000 set forth below are derived from Gaiam's audited consolidated financial statements. The audited consolidated financial statements include statements of operations for the years ended December 31, 1998, 1999 and 2000, and balance sheets as of December 31, 1999 and 2000. These financial statements appear elsewhere in this prospectus. The selected statement of operations for the years ended December 31, 1996 and 1997 and balance sheet data as of December 31, 1996, 1997 and 1998 set forth below are derived from Gaiam's audited consolidated financial statements. The selected balance sheet data as of March 31, 2001 and selected statement of operations for the three-month periods ended March 31, 2000 and 2001 set forth below are derived from Gaiam's unaudited consolidated financial statements as of March 31, 2001 and for the three-month periods ended March 31, 2000 and 2001, which appear elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals and adjustments, necessary for a fair presentation of the financial position and results of operations for these unaudited periods. The historical operating results are not necessarily indicative of the results to be expected for any other period. You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Gaiam's consolidated financial statements and related notes, included elsewhere in this prospectus.

                            SELECTED FINANCIAL DATA
                 (Amounts in thousands, except per share data)

                                                                                     Three Months
                                             Year Ended December 31,                Ended March 31,
                               ---------------------------------------------------------------------
                                  1996      1997      1998      1999      2000      2000      2001
                                 -------   -------   -------   -------   -------   -------   -------

                                                                                      (Unaudited)
Statement of Operations
  Data:
Net revenues.................    $14,801   $19,898   $30,739   $45,725   $60,588   $12,558   $17,672
Costs of goods sold..........      6,762     8,462    13,174    18,176    23,793     4,922     6,848
                                 -------   -------   -------   -------   -------   -------   -------

Gross profit.................      8,039    11,436    17,565    27,549    36,795     7,636    10,824
Expenses:
  Selling and operating......      9,253    10,427    14,186    22,338    27,310     6,064     8,539
  Corporate, general and
  administration.............      1,218     1,575     2,394     3,087     5,057     1,116     1,550
                                 -------   -------   -------   -------   -------   -------   -------

  Total expenses.............     10,471    12,002    16,580    25,425    32,367     7,180    10,089
                                 -------   -------   -------   -------   -------   -------   -------

Operating income
  (loss).....................     (2,432)     (566)      985     2,124     4,428       456       735
Other income
  (expense)/(1)/.............      2,984     1,583       388       606      (283)     (123)       68
                                 -------   -------   -------   -------   -------   -------   -------
Income before income
  taxes and minority
  interest...................        552     1,017     1,373     2,730     4,145       333       803
Income taxes.................       (212)     (363)     (251)   (1,063)   (1,556)     (125)     (301)
Minority interest............         --        --      (262)       51        60        (5)      (83)
                                 -------   -------   -------   -------   -------   -------   -------


Net income...................    $   340   $   654   $   860   $ 1,718   $ 2,649   $   203   $   419
                                 =======   =======   =======   =======   =======   =======   =======

Net income per share
  Basic......................    $  0.04   $  0.08   $  0.11   $  0.20   $  0.24   $  0.02   $  0.04
                                 =======   =======   =======   =======   =======   =======   =======

  Diluted....................    $  0.04   $  0.08   $  0.11   $  0.19   $  0.23   $  0.02   $  0.04
                                 =======   =======   =======   =======   =======   =======   =======
Shares outstanding
  Basic......................      8,040     8,040     8,073     8,785    10,858    10,846    11,206
  Diluted....................      8,040     8,040     8,119     9,119    11,525    11,505    11,563

                                                  December 31,                         March 31,
                               ---------------------------------------------------------------------
                                  1996       1997      1998      1999      2000      2000      2001
                                  ----       ----      ----      ----      ----      ----      ----
                                                                                      (Unaudited)
Balance Sheet Data:
Cash.........................    $   380   $ 1,612   $ 1,410   $ 3,877   $ 8,579   $ 2,063   $ 6,374
Securities available-for-sale
/(2)/........................         56     4,828     1,634        --        --        --        --
Working capital
  (deficiency)...............     (1,838)    5,226       (81)    5,911    15,269     2,290    11,312
Total assets.................      6,256    10,774    16,677    27,260    48,477    29,445    59,118
Long-term debt (net of
  current maturities)........         89        42       299     2,109     5,770     2,083     6,780

Stockholders' equity/(2)/....        920     4,736     3,661    14,951    18,111    15,154    22,168

/(1)/ Other income in 1996, 1997, 1998 and 1999 primarily reflects income from sale of securities available-for-sale.
/(2)/  Securities valued at fair market value in 1996, 1997 and 1998.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of Gaiam's financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

     Gaiam is a lifestyle company providing a broad selection of information, products and services to customers who value natural health, personal development and renewable energy. Gaiam was incorporated in Boulder, Colorado in 1988. In 1995, Gaiam began expanding nationally and making acquisitions. In 1996, Gaiam made a large investment in infrastructure and operating systems to support its rapid growth. In 1998, a team of key executives joined Gaiam to help facilitate future growth. From 1996 to 2000, our revenues increased from $14.8 million to $60.6 million.

     Gaiam's business model is evolving as evidenced by the increase in the percentage of our revenues attributable to our business-to-business segment and the launch of our internet channel. During 1998, business-to-business revenues accounted for approximately 13% of our revenues, while in 2000 this segment's revenues increased to approximately 28% of total revenue. In addition, Gaiam's gross margin continues to increase because we are developing more proprietary merchandise, on which we have better margins, and negotiating better pricing from our vendors due to volume discounts.

     In June 2000, Whole Foods Market, Inc. and Gaiam merged their internet properties into Gaiam.com, Inc. Gaiam owns 50.1% of Gaiam.com, Whole Foods Market owns 35% and the remainder is owned by various venture capital funds. Gaiam.com is the exclusive e-commerce site for both Gaiam and Whole Foods Market. Whole Foods Market and Gaiam have also entered into a 10 year joint marketing agreement to promote each other's business and share customer data. The companies are presenting Gaiam's lifestyle products in a store-within-a-store concept in Whole Foods Market's larger stores.

     In January 2001, we acquired Real Goods Trading Corporation in a merger. In the merger, each shareholder of Real Goods received one Class A share for each 10 shares of Real Goods held. We have already consolidated a majority of Real Goods' operations into our infrastructure, significantly reducing operating expenses. We have closed Real Goods' Santa Rosa headquarters, Ukiah distribution center and call center. We have also improved the gross profit margin through the introduction of our proprietary products, through our purchasing power and by streamlining the Real Goods product offering.

     Also in the first quarter of 2001, we acquired the Selfcare.com and Gaia.com URLs, as well as selected inventory of Medical SelfCare from the assignee for the benefit of its creditors.

Results of Operations

  The following table sets forth certain financial data as a percentage of revenues for the periods indicated.

                                                                                 Three Months
                                                                                  Ended March
                                                Year Ended December 31,               31,
                                         ------------------------------------    -------------
                                         1996    1997    1998    1999    2000    2000     2001
                                         ----    ----    ----    ----    ----    ----     ----
Net revenues........................... 100.0%  100.0%  100.0%  100.0%   100.0%  100.0%  100.0%
Costs of goods sold....................  45.7    42.5    42.9    39.8     39.3    39.2    38.7
                                        -----   -----   -----   -----    -----   -----   -----
Gross profit...........................  54.3    57.5    57.1    60.2     60.7    60.8    61.3
Expenses:
  Selling and operating................  62.5    52.4    46.1    48.8     45.1    48.3    48.3
  Corporate, general and
   administrative......................   8.2     7.9     7.8     6.7      8.3     8.9     8.8
                                        -----   -----   -----   -----    -----   -----   -----
    Total expenses.....................  70.7    60.3    53.9    55.5     53.4    57.2    57.1
                                        -----   -----   -----   -----    -----   -----   -----
Income (loss) from
 operations............................ (16.4)   (2.8)    3.2     4.7      7.3     3.6     4.2
Other income (expense), net............  20.1     8.0     1.3     1.3     (0.4)   (1.0)   (0.3)
                                        -----   -----   -----   -----    -----   -----   -----
Income before income taxes and
 minority interest.....................   3.7     5.2     4.5     6.0      6.9     2.6     4.5
Provision for income taxes.............  (1.4)   (1.8)   (0.8)   (2.3)    (2.6)   (1.0)   (1.7)
Minority interest in net
 income of consolidated
 subsidiary, net of tax................   0.0     0.0    (0.9)    0.1      0.1     0.0    (0.5)
                                        -----   -----   -----   -----    -----   -----   -----
    Net income.........................   2.3%    3.4%    2.8%    3.8%     4.4%    1.6%    2.4%
                                        =====   =====   =====   =====    =====   =====   =====

Three months ended March 31, 2001 compared to three months ended March 31, 2000

Revenues increased 40.7% to $17.7 million for the three months ended March 31, 2001 from $12.6 million during the three months ended March 31, 2000. Gaiam's internal growth rate was 21%, fueled primarily by the growth in sales of Gaiam's proprietary products.

Gross profit, which consists of revenues less cost of sales (primarily merchandise acquisition costs and in-bound freight) increased 41.7% to $10.8 million for the first quarter of 2001 from $7.6 million during the same period in 2000. As a percentage of revenue, gross profit increased to 61.3% in the first quarter of 2001 from 60.8% in the first quarter of 2000. This increase in gross profit percentage was primarily the result of Gaiam's continuing efforts to increase the number of proprietary products offered, on which Gaiam has better margins than other products.

Selling and operating expenses, which consist primarily of sales and marketing costs, commission and fulfillment expenses, increased 40.8%, consistent with the revenue increase of 40.7%, to $8.5 million for the three months ended March 31, 2001 from $6.1 million for the same period in 2000. As a percentage of revenues, selling and operating expenses were 48.3% for the comparable periods in both 2001 and 2000.

Corporate, general and administrative expenses increased to $1.6 million during the first quarter of 2001, from $1.1 million during 2000, primarily as a result of Gaiam's growth. As a percentage of revenues, general and administrative expenses decreased to 8.8% in the first quarter of 2001 from 8.9% for the same period in 2000.

Operating income, as a result of the factors described above, increased 61.1% to $735,365 for the three months ended March 31, 2001, from $456,359 for the comparable period in 2000.

Gaiam recorded $67,698 in other income for the three months ended March 31, 2001 compared to $122,945 in other expense for the three month ended March 31, 2000.

Minority interest in net income of consolidated subsidiaries was $82,645 during the first quarter of 2001, compared to $4,992 during the first quarter of 2000.

Income tax provision increased to $301,390 for the three months ended March 31, 2001 from $125,130 for the comparable period in 2000. The effective tax rate on pre-tax income for both periods was 37.5%.

Net income, as a result of the factors described above, increased 106.1% to $419,028 for the three months ended March 31, 2001, from $203,292 for the three months ended March 31, 2000.

Year ended December 31, 2000 compared to year ended December 31, 1999:

Revenues increased 32.5% to $60.6 million in 2000 from $45.7 million in 1999. Gaiam's internal growth rate was 24%, fueled primarily by sales to retail chains and by our internet business. Business-to-business revenues grew 50.3% to $16.8 million in 2000 from $11.2 million in 1999.

Gross profit increased 33.6% to $36.8 million in 2000 from $27.5 million during 1999. As a percentage of revenue, gross profit increased to 60.7% in 2000 from 60.2% in 1999. This was primarily attributable to the growth of our proprietary product offerings, on which we have better margins, which constituted 37% of sales in 2000, up from 24% in 1999.

Selling and operating expenses increased 22.3%, which is less than the revenue increase of 32.5%, to $27.3 million in 2000 from $22.3 million in 1999. As a percentage of revenues, selling and operating expenses decreased to 45.1% in 2000 from 48.8% in 1999.

Corporate, general and administrative expenses increased to $5.1 million for 2000 from $3.1 million in 1999. As a percentage of revenues, general and administrative expenses increased to 8.3% in 2000 from 6.7% in 1999, primarily as a result of an increase in depreciation expense and the expenses associated with being a public company.

Operating income, as a result of the factors described above, increased 108.4% to $4.4 million in 2000 from $2.1 million in 1999.

Gaiam recorded $73,947 in other expense during 2000, compared to other income of $971,159 in 1999. During 1999, Gaiam recognized gains on the sales of marketable securities held by Gaiam of $2.5 million. Net interest expense declined to $209,167 in 2000 from $365,294 in 1999, primarily as a result of interest income generated in the third and fourth quarters of 2000.

Minority interest net income was $59,706 in 2000 and $50,858 during 1999.

Income tax provision increased to $1.6 million in 2000, an effective tax rate of 37.5% on pre-tax income, from $1.0 million in 1999.

Net income, as a result of the factors described above, increased 54.2% to $2.6 million in 2000 from $1.7 million during 1999.

Year ended December 31, 1999 compared to year ended December 31, 1998:

Revenues increased 48.8% to $45.7 million in 1999 from $30.7 million in 1998. This revenue growth was primarily attributable to acquisitions. Gaiam's internal growth rate was 18% for fiscal 1999. Business-to-business revenues grew 49.4% to $11.2 million in 1999 compared to $7.5 million in 1998. The commencement of internet sales in September 1999 resulted in $2.1 million of revenues, with $2.0 million recognized during the fourth quarter.

Gross profit increased 56.8% to $27.5 million in 1999 from $17.6 million in 1998. As a percentage of revenues, gross profit increased to 60.2% in 1999 from 57.1% in 1998. This was primarily attributable to increases in sales of proprietary products, on which Gaiam has better margins than other products, and continued better pricing from vendors due to increased volume.

Selling and operating expenses increased 57.5% to $22.3 million in 1999 compared to $14.2 million in 1998. As a percentage of revenues, selling and operating expenses increased to 48.8% in 1999 from 46.1% in 1998, as a result of the increased emphasis on revenue growth, particularly in the business-to-business and internet sectors, and the sourcing, development and branding of our proprietary products.

Corporate, general and administrative expenses increased to $3.1 million in 1999 compared to $2.4 million in 1998. As a percentage of revenues, general and administrative expenses decreased to 6.7% in 1999 from 7.8% in 1998.

Operating income, as a result of the factors described above, increased 115.7% to $2.1 million in 1999 from $984,843 in 1998.

Other income, comprised primarily of gains on sales of marketable securities and interest expense, increased to $605,865 in 1999 from $388,491 in 1998. This change is primarily due to an increase in the number of securities sold during 1999, and was partially offset by higher interest expense due to borrowings and other extraordinary expenses associated with our initial public offering, the acquisition of the minority interest in Living Arts, and expenses associated with moving our warehousing and distribution center.

Minority interest expense decreased to a negative $50,858 for 1999 compared to $261,598 in 1998. The majority of this amount represents our former minority partner's one-third interest in the Living Arts losses, net of tax. During 1998, minority interest of $261,598 represented the 33% Living Arts minority interest, net of tax, for the period September 14, 1998 through December 31, 1998.

Income tax provision grew to $1.0 million in 1999, as compared to $251,955 in 1998. The decrease in the effective tax rate to 18.4% of pre-tax net income for 1998 was primarily due to a one-time tax benefit related to the 1998 settlement of a Living Arts legal judgment incurred prior to Gaiam's ownership.

Net income, as a result of the factors described above, increased 99.9% to $1.7 million for 1999 from $859,781 for 1998.

Selected Quarterly Operating Results

The following table sets forth our unaudited quarterly results of operations for each of the quarters in 1999 and 2000 and the first quarter of 2001. In management's opinion, this unaudited financial information includes all adjustments, consisting solely of normal recurring accruals and adjustments, necessary for a fair presentation of the results of operations for the quarters presented. You should read this financial information in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of future results of operations.

                                                                 Quarter Ended

                          Mar. 31,  June 30,   Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,   Dec. 31,   Mar. 31,
                           1999       1999       1999       1999       2000       2000        2000       2000       2001
                           ----       ----       ----       ----       ----       ----        ----       ----       ----
                                                       (In thousands, except per share data)
Net revenue...........    $9,495     $8,068     $10,288    $17,874    $12,558     $11,386    $13,630    $23,014    $17,672
 Gross profit.........     5,639      4,849       6,222     10,839      7,636       6,730      8,129     14,300     10,824
Operating income
(loss)................       110       (294)        393      1,915        456         295        982      2,695        735
Net income......             106         72         551        989        203         201        579      1,666        419
Net income (loss)
per share.............    $ 0.01     $ 0.01     $  0.06    $  0.10    $  0.02     $  0.02    $  0.05    $  0.14    $  0.04
Weighted average
Shares
outstanding...........     8,215      8,420       8,826     10,633     11,505      11,552     11,538     11,506     11,563

     Quarterly fluctuations in Gaiam's revenues and operating results are due to a number of factors, including the timing of new product introductions and mailings to customers, advertising, acquisitions (including costs of acquisitions and expenses related to integration of acquisitions), competition, pricing of products by vendors and expenditures on our systems and infrastructure. The impact on revenue and operating results, due to the timing and extent of these factors, can be significant. Our sales are also affected by seasonal influences. On an aggregate basis, Gaiam experiences strongest revenues and net income in the fourth quarter due to increased holiday spending.

Liquidity and Capital Resources

     Gaiam's capital needs arise from working capital required to fund our operations, capital expenditures related to expansions and improvements to Gaiam's infrastructure, development of e-commerce, and funds required in connection with the acquisitions of new businesses and Gaiam's anticipated future growth. These capital requirements depend on numerous factors, including the rate of market acceptance of Gaiam's product offerings, the ability to expand Gaiam's customer base, the cost of ongoing upgrades to Gaiam's product offerings, the level of expenditures for sales and marketing, the level of investment in distribution and other factors. The timing and amount of these capital requirements cannot accurately be predicted. Additionally, Gaiam continues to evaluate possible investments in businesses, products and technologies, and plans to expand sales and marketing programs and conduct more aggressive brand promotions.

     During the first six months of 1999, Gaiam raised $1.45 million from the private placement of 331,429 shares of Class A common stock and $1.425 million in debentures. The privately placed shares were sold at $4.375 per share, and the 8% convertible debentures matured on the earlier of one year after the date of the debenture or the closing date of the initial public offering. In October 1999, Gaiam repaid $500,000 of the convertible debentures and, simultaneous with the closing of the initial public offering, converted the remaining $1.475 million in debentures to 295,000 shares of Class A common stock.

     Gaiam's initial public offering of 1,705,000 shares of Class A common stock at $5.00 per share was completed in October 1999. Simultaneous with this offering, Gaiam converted $1.475 million in debentures to 295,000 shares of common stock, resulting in a total issuance of 2,000,000 shares. The offering's underwriters also exercised their overallotment option for 102,861 additional shares during November 1999. Net proceeds to Gaiam, after deducting all commissions and expenses associated with the offering, were $6.1 million.

     During April 2001, Gaiam entered into a new loan agreement with Wells Fargo increasing Gaiam's borrowing capacity from $6.5 million to $14.9 million. The new revolving line of credit, which extends through June 30, 2003, allows borrowings up to $10 million based upon the collateral value of Gaiam's accounts receivable and inventory held for resale. Wells Fargo has also provided Gaiam with a term loan in the amount of up to $4.9 million, which matures on July 1, 2006, and allowed a $537,228 term note assumed as part of the Real Goods merger to remain outstanding. Borrowings under the agreement are secured by a pledge of Gaiam's assets, and bear interest at the lower of prime rate less 50 basis points or LIBOR plus 275 basis points. The Wells Fargo credit agreement contains various financial covenants and also prohibits Gaiam from paying cash dividends to shareholders.

     Gaiam's operating activities provided net cash of $1.2 million for the three months ended March 31, 2001, primarily as a result of an increase in cash generated from net income and depreciation and amortization. Gaiam's operating activities used net cash of $1.7 million and $4.6 million during 2000 and 1999, respectively, and provided $904,245 of net cash in 1998. Gaiam's net cash used in operating activities for 2000 arose primarily from increases in accounts receivable of $4.1 million associated with growth in the business-to-business segment, increased inventories of $1.7 million correlating to increased business volumes, and $1.0 million to produce additional Living Arts video titles. These uses were partially offset by net cash provided by operations of $4.8 million. Net cash used during 1999 was primarily a result of increases in accounts receivable and inventories associated with business-to-business growth. Net cash provided during 1998 was primarily a result of Gaiam's net income.

     Gaiam's investing and acquisition activities used cash of $3.9 million for the three months ended March 31, 2001. During the first quarter of 2001, Gaiam acquired all of the stock and net assets of Earthlings, Inc. and Self Care, Inc. for a total combined purchase price for both companies of $3.8 million, and completed its merger with Real Goods Trading Corporation. Gaiam's investing activities provided net cash of $2.9 million during 2000 and used cash of $2.4 and $1.1 million during 1999 and 1998, respectively. In June 2000, Gaiam sold 6,000 shares of Redeemable Class A preferred stock in Gaiam.com, Inc. at a price of $1,000 per share for an aggregate price of $6 million. On June 30, 2000, Gaiam and Whole Foods Market, Inc. merged their internet businesses into Gaiam.com, Inc. Gaiam owns 50.1% of Gaiam.com, Whole Foods Market currently owns 35% and the remainder is owned by various venture capital funds. As part of this transaction, Whole Foods Market, through its subsidiary, contributed $6 million in cash plus other assets to Gaiam.com. During 2000, Gaiam used approximately $8.7 million primarily for the Gaiam.com website, the purchase of a 160 acre conference resort in Paulden, Arizona (Gaiam Yoga Center), and additional infrastructure improvements to support Gaiam's growth. During 1999, Gaiam generated $2.5 million from the sale of marketable securities and used $2.7 million primarily for its acquisitions. Gaiam also used $2.2 million primarily to expand and upgrade the internet, computer and telecommunications systems. During 1998, Gaiam used cash to purchase a majority interest in Living Arts.

     During the three months ended March 31, 2001, Gaiam's financing activities provided $490,290 in cash, as borrowing under Gaiam's line of credit agreement increased $500,000. Gaiam's financing activities provided net cash of $3.5 million during 2000, primarily from increased borrowings on Gaiam's line of credit. During 1999, Gaiam's financing activities generated $9.5 million in net cash, primarily from the initial public offering. During 1998, Gaiam's financing activities generated $175,300, which resulted from the private placement of shares and debentures, net of the reduction in other outstanding debt.

     We believe our available cash, cash expected to be generated from operations, and borrowing capabilities will be sufficient to fund our operations on both a short-term and long-term basis. However, our projected cash needs may change as a result of acquisitions, unforeseen operational difficulties or other factors.

     In the normal course of our business, we investigate, evaluate and discuss acquisition, joint venture, majority and minority investment, strategic relationship and other business combination opportunities in the LOHAS market. In the event of any future investment, acquisition or joint venture opportunities, we may consider using then-available liquidity, issuing equity securities or incurring additional indebtedness.

Quantitative and Qualitative Disclosure About Market Risk

     We do not believe that any of our financial instruments have significant risk associated with market sensitivity. We are not exposed to financial market risks from changes in foreign currency exchange rates and are only minimally impacted by changes in interest rates. Borrowings under our bank credit facility are at a variable rate of interest, and based on the current level of borrowings, we experience only modest changes in interest expense when market interest rates change. However, in the future, we may enter into transactions denominated in non-U.S. currencies or increase the level of our borrowings, which could increase our exposure to these market risks. We have not used, and currently do not contemplate using, any derivative financial instruments.

                                 OUR BUSINESS

Gaiam

     Gaiam is a lifestyle company providing a broad selection of information, products and services to customers who value natural health, personal development and renewable energy. We offer our customers the ability to make purchasing decisions based on these values while striving to provide products at prices comparable to conventional alternatives. Our direct customer base is 80% female and 70% college-educated, has a median age of 44 and has an average annual household income of approximately $60,000.

     Gaiam has established itself as a leading lifestyle brand, information resource and authority in the LOHAS market and seeks to become a unifying symbol of the emerging LOHAS lifestyle. Our lifestyle brand is built around our ability to develop and offer content, products and solutions to consumers in the LOHAS market. Our content forms the basis of our proprietary products, which yield our highest margins, and drives demand for parallel product and service offerings. We market our products and services direct-to-consumers and business-to-business through five sales channels: our catalogs, the internet, retailers, media and corporate accounts. We distribute our products in each of these sales channels from a single fulfillment center. Gaiam's operations are vertically integrated from content creation, through product development and sourcing, to customer service and fulfillment.

The LOHAS Market

     The LOHAS market, which represented $227 billion in sales in 2000 according to Natural Business Communication, consists of five main sectors:

  . Sustainable Economy. Renewable energy, energy conservation, recycled goods, environmental management services, sustainable manufacturing processes and related information and services.

  . Healthy Living. Natural and organic foods, dietary supplements, personal care products and related information and services.

  . Alternative Healthcare. Health and wellness solutions and alternative health practices.

  . Personal Development. Solutions, information, products and experiences relating to mind, body and spiritual development.

  . Ecological Lifestyles. Environmentally friendly cleaning and household products, organic cotton clothing and bedding, and eco-tourism.

Gaiam participates in all five sectors of the LOHAS industry.

Our Products

     We currently stock over 7,000 SKUs. Our best selling products, by LOHAS sector, are as follows:

-----------------------------------------------------------------------------------------------------------
Sustainable          Healthy Living        Alternative           Personal              Ecological
Economy                                    Healthcare            Development           Lifestyles
-----------------------------------------------------------------------------------------------------------
Solar Panels and     Air Filters           Natural Lighting      Yoga Information      Natural Cleaners
Accessories                                                      and Accessories
-----------------------------------------------------------------------------------------------------------
Energy Systems       Water Filters         Back and Neck Care    Pilates Information   Organic Cotton
                                           Products              and Accessories       Bedding
-----------------------------------------------------------------------------------------------------------
Energy Efficient     Personal Air Supply   Massage Accessories   Meditation            Organic Cotton
Lighting                                                         Information and       Towels
                                                                 Accessories
-----------------------------------------------------------------------------------------------------------
Energy Information   EMF Filters           Stress Relief         Fitness Equipment     Organic Cotton
                                                                                       Clothing
-----------------------------------------------------------------------------------------------------------
Evaporative Coolers  Personal Care         Allergy and Pain                            Recycled Household
                     Products              Relief                Performance Wear      Paper Products

-----------------------------------------------------------------------------------------------------------
Intertie Systems     Natural Beauty        Sleep Enhancers       Personal Growth       Natural Garden
                     Products                                    Information           Products
-----------------------------------------------------------------------------------------------------------
Composters           Whole Foods Brand     Wellness Information  Kids Fitness          Non-Toxic Pest
                     Supplements                                 Products and          Control
                                                                 Information
-----------------------------------------------------------------------------------------------------------
Air Dryers           Natural Pet Care      Aroma Therapy         Relaxation Music      Green Cotton Home
                                                                                       Accessories
-----------------------------------------------------------------------------------------------------------

Our Sales Channels

     We conduct our direct-to-consumer business through our catalogs, the internet and media. Our business-to-business customers are primarily retailers, corporate accounts and the media.

  .  Catalogs

     Gaiam offers a variety of LOHAS products directly to the consumer through our catalogs and through consumer lifestyle publications such as Natural Home, Self, Shape and Yoga Journal. We produce catalogs in all sectors of LOHAS, using our sub-brands Gaiam Harmony (ecological lifestyles and healthy living), Gaiam Living Arts (personal development), Gaiam Innerbalance (alternative healthcare and healthy living), and Gaiam Real Goods (sustainable economy). Our direct customer file has grown from approximately 300,000 as of December 31, 1996 to over 1.7 million as of the end of May 2001.

  .  Internet

     We use the internet to sell our products and to provide information on the LOHAS lifestyle. We currently offer over 7,000 SKUs on our website, www.gaiam.com. We promote our website through our visual media, catalogs, print
-------------
publications, and product packaging. A key component of our internet approach is to provide customer support for internet sales from our in-house call center. According to a Jupiter Communications study, 90% of on-line customers prefer human interaction when they require customer service. This is particularly important for Gaiam because the use of many of our products is enhanced by the extensive product education and information that we make available online and through customer service.

     .   Retailers

         Since the inception of our retailer channel in 1998, we have increased its breadth and diversity, expanding our coverage to over 23,000 stores in the United States as of the end of May 2001. Gaiam products currently are sold in a variety of leading retailers, including lifestyle stores such as Discovery Channel Stores and The Walking Company; women's beauty stores such as Ulta and Origins; Sporting Goods Chains such as Sports Authority and Big 5 home furnishing stores such as Bed, Bath and Beyond; natural food stores such as Whole Foods Market; sporting goods stores such as Dick's and Galyan's; book stores such as Borders and Barnes & Noble; music stores such as Musicland and Wherehouse Music; mass merchants such as Target, Kohl's and Wal-Mart; and e-tailers such as Amazon.com. A number of these retailers display our products in store-within-a-store Gaiam lifestyle shops. We believe we have an opportunity to become the single source solution for Lohas products for retail accounts.In addition, since entering the Canadian market in May of 2000, we have expanded to over 2,500 stores as of the end of May 2001.

     .   Media

         Gaiam produces information and programming targeted to consumers who value natural health, personal development and renewable energy. Currently, thirteen of our programs are broadcast in the United States and five are broadcast internationally. Our programs are also available in approximately 600,000 hotel rooms in North America through on-demand visual media programming available in such hotels as Four Seasons, Hyatt, InterContinental, Sheraton and Westin. Our media partners include the Discovery Channel, Universal Studios and On Command. Gaiam also publishes print media on personal development, alternative healthcare and sustainable living and operates three music labels with approximately 150 titles.

     .    Corporate Accounts

     Gaiam provides products and services to businesses that are considering renewable energy solutions or desire healthy and natural alternatives to traditional products or processes. Such products and services include environmental reviews, organic cotton robes and bedding, and solar-powered safety and security systems. In addition, we have developed a line of promotional products in organic cotton that includes t-shirts, sweatshirts, caps and bags and other similar products for customers such as Mercedes Benz and Aveda.

     We have a design and consulting service for corporate accounts that assesses their energy needs and makes recommendations for more efficient solutions. We have provided our consulting services to clients including The White House, NASA, Disney, Sony, Fetzer Winery, AT&T, the U.S. Departments of Energy and Defense and the Government of Brazil. We expect increased demand for this service because of national energy policy concerns and the ongoing energy crisis in California.

Our Strategy

     .   Strengthen Our Lifestyle Brand

     Our goal is to maintain the Gaiam brand as an authority in the LOHAS market and to establish Gaiam as a unifying symbol of the emerging LOHAS lifestyle. We plan to strengthen the Gaiam brand by growing our media channel, increasing our marketing efforts, strengthening relationships with retailers, and increasing the breadth of our proprietary product and audio, video and print media offerings. We intend to maintain our commitment to a high level of customer service. We maintain a "no-risk guarantee" policy, whereby a customer is provided a full refund for products that are returned at any time, for any reason. Our products, services and information generally bear the Gaiam symbol.

  .  Capitalize on Our Multi-channel Approach

     Our multi-channel approach makes purchasing our lifestyle products convenient regardless of the channel customers prefer. In our direct-to-consumer business we are open 24 hours a day, offering our entire selection of products on our internet site.

     In our business-to-business segment, we are expanding our retail presence. We have expanded to 25,500 current retail points and we are building store-within-a-store Gaiam lifestyle shops in a variety of stores, including Whole Foods Markets, Discovery Channel Stores, Dick's and Galyan's. We are expanding into women's beauty stores such as Ulta and Origins, sporting goods chains such as Big 5, home furnishing stores such as Bed, Bath and Beyond and mass merchants such as Target and Wal-Mart. Our Gaiam Organix line is being launched in August 2001 in department and specialty stores such as Jacobsons and Fred Segal.

     Our media channel, especially television broadcast and on-demand cable programming, enables us to reach customers who might not be familiar with Gaiam through our other sales channels.

  .  Expand Our Proprietary Product Selection

     Our proprietary products, which we introduced in 1997, represented 40% of our revenues in the first quarter of 2001. These products carry a higher margin and distinguish us from many of our competitors. We now offer over 2,000 SKUs of proprietary products that range from media products to organic cotton baby clothes. We are expanding our supply chain with overseas suppliers in Europe and South America and are continuing to develop and source new products in each of the five LOHAS sectors.

     Based on our success with bedding and bath products, infant clothing and performance wear, we are planning to offer these products into our business-to-business segment under the Gaiam Organix brand. We believe the demand for naturally processed organic cotton clothing and home furnishing is increasing, and we have an opportunity to increase our brand presence in our current retailers as well as add new retailers with this initiative. We plan to use our existing store-within-a-store lifestyle presence to support this initiative.

  .  Broaden Our Content Through Growth of Gaiam Media

     Our media channel introduces customers to Gaiam and helps to establish Gaiam as an authority in the LOHAS market. Our visual media programs are currently broadcast both domestically and internationally, are shown in approximately 600,000 hotel rooms in North America and are packaged as videos, DVDs and CDs. Our print media becomes content for national publications, catalogs, the internet and books.

     We intend to continue to expand our media content. We will add visual media programming on wellness, longevity and sustainable living, as well as specialty programs on pregnancy and childcare. We expect to expand international distribution of our visual media. We also plan to develop or acquire additional media properties in music, magazines and book publishing.

  .  Complement our Existing Business with Selective Strategic Acquisitions

     Even though our strategy is not dependent on acquisitions, we will consider strategic acquisitions in the LOHAS industry that complement our existing business, especially companies with a strong brand identity and with customer and product information databases that augment ours. Gaiam generally allows the acquired company's management team to retain responsibility for front-end business functions such as creative presentation and marketing, while consolidating operational functions under the Gaiam organization to realize economies of scale.

Our Operations

     Gaiam's brand is built around a vertically integrated business strategy, which enables us to develop content, products and solutions for our LOHAS market consumers. From our strong focus on new content creation, we establish a basis from which to develop additional proprietary product lines and extend our content-based merchandise for distribution through our five sales channels from our single fulfillment center.

  .  Content Creation

     We have in-house production and creative services terms that designs all of our content, packaging, branding, media and marketing pieces, as well as our website. After identifying a topic or solution of interest to our customers, our creative team researches an idea and identifies an expert, where appropriate, to develop our content. We use written materials to create print media, internet content, packaging and magazine and catalog editorials. Using our own production capabilities and editing facilities, we produce high quality visual media content that we distribute by broadcast, on-demand cable programming, videotape or DVD. We develop and maintain a library of lifestyle photography that we use primarily for our print media, website, catalogs and packaging. We either develop or purchase our audio titles, which are comprised primarily of relaxation music that we sell in CD form, and background music for our visual media content.

  .  Product Development and Sourcing

     Gaiam branded products, are sold in our five sales channels. Non-proprietary products are only available through our catalogs and over the internet where we initially test products before branding them and distributing them through our other sales channels. Proprietary product sales have increased as a percentage of our revenue from 2% in 1997 to approximately 40% in the first quarter of 2001. We are able to leverage our product development costs across our multiple sales channels.

     Our proprietary products are designed by our product development team, sourced both domestically and internationally by our merchandisers and produced by our suppliers to our specifications. Our suppliers are screened for their environmental and social responsibility before contracts are awarded. In order to minimize risk, we have identified an alternate supplier in a separate location for most products. No single supplier is responsible for more than 3% of our business except our video duplication, which is done with only one supplier to minimize production costs. However, duplicate masters of each program are maintained in an off-site vault allowing us to be able to switch to a new duplicator with minimal down time.

  .  Customer Service

     Gaiam focuses on building and maintaining customer relationships that thrive on loyalty and trust. We maintain a "no-risk guarantee" policy, whereby a customer is provided a full refund for products that are returned at any time, for any reason. Our in-house customer service department includes product specialists who have specific product knowledge and assist customers in selecting products and solutions that meet their needs. We employ telephone routing software that directs each call to the appropriate representative. Our policy is to ship orders no later than the next business day, which we accomplish by stocking inventory that supports over 90% of our orders. We believe that by offering exceptional customer service we encourage repeat purchases by our customers, enhance our brand identity and reputation and build stronger relationships with our customers.

  .  Fulfillment

     During 2000, we moved from our 64,000 square foot facility into our new 208,000 square foot fulfillment center near Cincinnati, Ohio, which provides significant capacity to support the growth of our business. This central United States location allows us to achieve shipping cost efficiencies to most locations. The center is also located within 30 minutes of several major shipping company hubs. We use a supply chain management system that supports our entire operation, including fulfillment, inventory management, and customer service. Our fulfillment center is connected to our other facilities by a state-of-the art voice-over-IP telecom network that allows us to maintain a high degree of connectivity within our organization.

  .  Executive Team

     Gaiam has an experienced team of corporate managers. Our founder and Chief Executive Officer, Jirka Rysavy, was the founder and Chief Executive Officer of Corporate Express, Inc., which he built to a Fortune 500 company. He was also the founder and Chief Executive Officer of Crystal Market, Inc., which was sold to become the first Wild Oats Markets store. Our President and Chief Operating Officer, Lynn Powers, has over 15 years of senior management experience in the retail industry as a Senior Vice President of Merchandising, Marketing and Strategic Planning of Miller's Outpost, which she helped to grow from a $25 million startup to over $500 million in revenues. Our Chief Information Officer, Pavel Bouska, was a member of the founding team and an officer of Corporate Express for over 10 years, serving in various positions, including Chief Information Officer and Vice President of Information Systems.

Our Business Segments

     We separate our business into two business segments: direct-to-consumer and business-to-business. Business-to-business revenues as a percentage of total revenues increased to 40.4% in the first quarter of 2001 from 12.5% in 1998.
See Note 12 to our consolidated financial statements included in this prospectus for further information on our segments.

Our Intellectual Property

     Gaiam, Gaiam.com and various product names are subject to trademark or pending trademark applications filed or hold by Gaiam or one of our wholly- or majority-owned subsidiaries. We also currently hold various internet domain names relating to our brand, including gaiam.com and gaia.com. We believe these trademarks and domain names are significant assets to our business.

Our Competitive Position

     We believe that the LOHAS market is characterized by fragmented supplier and distribution networks, and we are not aware of a dominant leader. Gaiam's goal is to establish itself as the market leader.

     Our business is evolving and competitive. Larger and better established entities may acquire, invest in or form joint ventures with our competitors. Many of these entities have longer operating histories and have greater financial and marketing resources than we have. Increased competition from these or other competitors could reduce our revenue and profits. In addition, the smaller businesses we compete against may be able to more effectively personalize their relationships with customers.

     Because Gaiam uses multi-channel distribution for our products, we compete with various producers of similar products and services. Our competitors include PPI Entertainment, Goldhil Media, Greenmarketplace.com, thousands of small, local and regional businesses, and product lines or items that are offered by large retailers, manufacturers, publishers and media producers.

     We believe the principal competitive factors in the LOHAS market are authenticity of information, distinctiveness of products and services, quality of product, brand recognition and price. We believe we compete favorably on all these relevant factors.

     We expect industry consolidation to increase competition. As our competitors grow, they may adopt aggressive pricing or inventory policies, which could result in reduced operating margins, loss of market share and a diminished brand franchise.

     Our success also depends upon the willingness of consumers to purchase goods and services that promote the values we espouse. While we believe our business plan and assumptions are reasonable, we cannot assure you that the demographic trends on which they are based will continue or that the current levels will be sustained. The decrease of consumer interest in purchasing goods and services that promote the values we espouse would materially and adversely affect the growth of our customer base and revenues and, accordingly, our financial prospects.

Our Employees

     As of May 31, 2001, Gaiam, together with our wholly-owned and majority-owned subsidiaries, employed approximately 247 persons. None of our employees is covered by a collective bargaining agreement.

Our Facilities

     The following table sets forth information relating to our principal facilities:

                                                                            Lease
    Location          Size             Use                                Expiration
    --------          ----             ---                                ----------
Boulder County, CO    32,000 sq. ft.   Headquarters and customer service  March 2002
Cincinnati, OH        208,100 sq. ft.  Fulfillment center                 March 2006
Venice, CA            9,000 sq. ft.    Creative staff offices             July 2005
Hopland, CA           12 acres         Renewable Energy Demo Site         Owned

     We have options to renew our headquarters lease. We believe our facilities are adequate to meet our current needs and that suitable additional facilities will be available for lease or purchase when, and as, we need them.

Regulatory Matters

     There are a number of different bills under consideration by Congress and various state legislatures that would restrict disclosure of consumers' personal information, which may make it more difficult for Gaiam to generate additional names for its direct marketing, and restrict a company's right to send unsolicited electronic mail or printed materials. Although Gaiam believes it is generally in compliance with current laws and regulations and that these laws and regulations have not had a significant impact on our business to date, it is possible that existing or future regulatory requirements will impose a significant burden on us.

     We generally collect internet and catalog sales taxes only on sales to residents of the state in which Gaiam is headquartered, where orders are fulfilled or where Gaiam has a location. Currently, Gaiam collects sales taxes in California, Colorado and Ohio. A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the internet and certain states have taken measures to tax internet-related activities. Although Congress placed a moratorium on state and local taxes on internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon internet commerce.

     Our business is also subject to a number of other governmental regulations, including the Mail or Telephone Order Merchandise Rule and related regulations of the Federal Trade Commission. These regulations prohibit unfair methods of competition and unfair or deceptive acts or practices in connection with mail and telephone order sales and require sellers of mail and telephone order merchandise to conform to certain rules of conduct with respect to shipping dates and shipping delays. We are also subject to regulations of the U.S. Postal Service and various state and local consumer protection agencies relating to matters such as advertising, order solicitation, shipment deadlines and customer refunds and returns. In addition, merchandise imported by Gaiam is subject to import and customs duties and, in some cases, import quotas.

Legal Proceedings

     We are subject to non-material legal proceedings arising in the ordinary course of our business. We do not believe that any of these proceedings will materially adversely affect our business.

                                  MANAGEMENT

Executive Officers And Directors

     Our executive officers and directors, their respective ages as of June 20, 2001 and their positions are as follows:

Name                          Age    Position
----                          ---    --------
Jirka Rysavy.............      47    Founder, Chairman of the Board and Chief Executive Officer
Lynn Powers..............      52    President, Chief Operating Officer and Director
Pavel Bouska.............      47    Executive Vice President and Chief Information Officer
Barnet M. Feinblum.......      53    Director
John Mackey..............      47    Director
Barbara Mowry............      53    Director
Paul H. Ray..............      61    Director

     JIRKA RYSAVY. Founder, Chairman and Chief Executive Officer of Gaiam. He has been Chairman since Gaiam's inception and became the full-time Chief Executive Officer in December 1998. In 1986, Mr. Rysavy founded Corporate Express, Inc., which, under his leadership, grew to become a Fortune 500 company supplying office and computer products and services. He was its Chairman and Chief Executive Officer until September 1998. Mr. Rysavy also founded and served as Chairman and Chief Executive Officer of Crystal Market, Inc., a health foods market, which was sold in 1987 and became the first Wild Oats Markets store. Mr. Rysavy is also a director of Whole Foods Market, Inc.

     LYNN POWERS. President, Chief Operating Officer and a director of Gaiam since February 1996. From 1992 to 1996, she was Chief Executive Officer of La Scelta, an importer of natural fiber clothing products. Before that, Ms. Powers was Senior Vice President Marketing/Strategic Development and Vice President Merchandising of Miller's Outpost, a specialty retailer.

     PAVEL BOUSKA. Executive Vice President and Chief Information Officer since March 1999. He served as a director of Gaiam from 1991 until August 1999. Prior to joining Gaiam, from June 1988 to March 1999, Mr. Bouska was an officer and one of the founding members of Corporate Express, serving in various positions, including Chief Information Officer and Vice President Information Systems, responsible for system development, information technology, operations, systems conversions and business consolidations. Prior to joining Corporate Express, he was project leader for Software Design & Management, a German software company subsequently acquired by Ernst & Young.

     BARNET M. FEINBLUM. Director since October 1999. Mr. Feinblum is a director of Horizon Organic Dairy and served as the President and Chief Executive Officer of Horizon from May 1995 to January 2000. From July 1993 through March 1995, Mr. Feinblum was the President of Natural Venture Partners, a private investment company. From August 1976 until August 1993, Mr. Feinblum held various positions at Celestial Seasonings, Inc., including President, Chief Executive Officer, and Chairman of the Board. Mr. Feinblum is also a director of Seventh Generation, Inc.

     JOHN MACKEY. Director since September 2000. Mr. Mackey has been the Chairman and Chief Executive Officer of Whole Foods Market, Inc., the world's largest natural food retailer, since he co-founded the company 20 years ago. Mr. Mackey is also a director of Jamba Juice.

     BARBARA MOWRY. Director since October 1999. From November 1997 until February 2001, Ms. Mowry was the President and Chief Executive Officer of Requisite Technology, a business-to-business e-commerce company specializing in the creation and management of electronic content and catalogs. Prior to joining Requisite Technology, Ms. Mowry was an officer of Telecommunications, Inc. (cable television) from 1995 to 1997. In 1990, Ms. Mowry founded, and until 1995 served as Chief Executive Officer of, The Mowry Company, a relationship marketing firm focusing on the development of customer relations for businesses.

     PAUL H. RAY. Director since October 1999. Mr. Ray is a senior partner in Integral Partnership, a consulting firm specializing in Cultural Creative topics. From November 1986 to December 2000, he was Executive Vice President of American LIVES, Inc., a market research and opinion polling firm. Prior to joining American LIVES, Mr. Ray was Chief of Policy Research on Energy Conservation at the Department of Energy, Mines and Resources of the Government of Canada from 1981 to 1983. From 1973 to 1981, Mr. Ray was Associate Professor of Urban Planning at the University of Michigan. He is the author of "The Integral Culture Survey," which first identified the Cultural Creatives subculture.

     Each director serves for a one-year term. Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or officers of Gaiam.

Committees of the Board of Directors

     Our board has standing audit and compensation committees. We have adopted written charters for both committees.

     Audit Committee. Our audit committee consists of Messrs. Feinblum and Ray and Ms. Mowry, and each member of the committee is independent within the meaning of applicable NASDAQ rules. Ms. Mowry serves as chairperson of the audit committee. The audit committee oversees (a) management's maintenance of the reliability and integrity of our accounting policies and financial reporting and disclosure practices; (b) management's establishment and maintenance of processes to assure that an adequate system of internal control is functioning; and (c) management's establishment and maintenance of processes to assure our compliance with all laws, regulations and company policies relating to financial reporting. The audit committee held one meeting during fiscal 2000.

     Compensation Committee. Our compensation committee consists of Messrs. Feinblum and Ray and Ms. Mowry. Mr. Feinblum serves as chairperson of the compensation committee. The compensation committee establishes compensation amounts and policies applicable to executive officers and establishes salaries, bonuses and other compensation plans and matters for executive officers of Gaiam and administers Gaiam's stock option plans and employee stock purchase plan. The compensation committee held four meetings during fiscal 2000.

     We do not have a nominating committee, and nominations for directors are made by our board. Our bylaws set forth certain procedures that are required to be followed by shareholders in nominating persons for election to our board. Generally, written notice of a proposed nomination must be received by the Secretary of the Corporation not later than the 45/th/ day nor earlier than the 70/th/ day prior to the anniversary of the mailing of the preceding year's proxy materials.

Compensation Committee Interlocks and Insider Participation

     The compensation committee consisted of Messrs. Feinblum and Ray and Ms. Mowry during fiscal 2000. None of the members of the compensation committee is currently, or has ever been at any time since our formation, one of our officers or employees or an officer or employee of any of our subsidiaries. During 2000, no executive officer of Gaiam served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or compensation committee.

Director Compensation

     Directors who are not employees of Gaiam or its affiliates are paid a fee of $3,000 for each meeting of our board that they attend, and a fee of $1,000 for each telephonic meeting attended. In addition, non-employee directors are paid a fee of $500 for attendance at each committee meeting and non-employee chairpersons of each standing committee receive an annual fee of $1,000. All directors have elected to receive their compensation in Gaiam shares.

     During 1999, each non-employee director received a stock option to acquire 10,000 shares of class A common stock at an exercise price of $5, which was the offering price in our initial public offering. Mr. Mackey received a stock option to acquire 10,000 shares of Class A Common Stock at an exercise price of $16.375 when he joined the Board in September 2000.

Limitation of Liability and Indemnification Matters

     Gaiam's charter provides indemnity to its directors and officers to the extent permitted by Colorado law. The charter also includes provisions to eliminate the personal liability of its directors to Gaiam and its shareholders to the fullest extent permitted by Colorado law. Under current law, exculpation would cover a director's breaches of fiduciary duty, except for:

  .  breaches of a person's duty of loyalty to Gaiam,

  .  instances where a person is found not to have acted in good faith,

  . instances where a person received an improper personal benefit as the result of the breach, and

  .  acts in violation of the Colorado Business Corporation Act.

     Gaiam's bylaws provide that Gaiam will indemnify its directors, officers and employees against judgments, fines, amounts paid in settlement and reasonable expenses.

Executive Compensation

     The following table sets forth the compensation, for the years ended December 31, 1998, 1999 and 2000, of Gaiam's executive officers, Mr. Rysavy and Ms. Powers. Information is also included with respect to compensation for three of Gaiam's Vice Presidents for 1998, 1999 and 2000:

                          SUMMARY COMPENSATION TABLE

Name and Principal Position        Year          Annual                      Long Term
                                              Compensation                   Compensation(1)
---------------------------        ----       --------------------------      -----------
                                                                               Securities
                                                                               Underlying
                                                 Salary          Bonus          Options
                                              ------------     ---------      -----------
Jirka Rysavy
   Chairman and Chief Executive
   Officer                         2000         $140,385             --              --
                                   1999          125,000             --         200,000
                                   1998               --(2)          --              --
Lynn Powers
   President and Chief
   Operating Officer               2000          140,385       $100,000          90,000
                                   1999          125,000             --         160,000
                                   1998          110,009             --              --

Pavel Bouska
   Chief Information Officer       2000          134,231         20,000              --
                                   1999          100,632             --          80,000
                                   1998               --             --              --

Janet Mathews
   Chief Financial Officer         2000          116,724         30,000              --
                                   1999          104,592             --          20,000
                                   1998          102,686         10,000              --
Linda West
   Vice President Merchandising    2000           96,154         15,000              --
                                   1999           88,077             --          20,000
                                   1998           83,076         10,000              --

________________________
(1)  See table below regarding stock option grants.
(2)  Gaiam began compensating Mr. Rysavy in January 1999.

Stock Option Grants

     The following table provides information with respect to the individual stock option grants to the named officers under the 1999 Long-Term Incentive Plan during fiscal year 2000. Options under the plan vest at 2% per month during the 11/th/ through the 60/th/ month after the grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   Potential Realizable
                         Number of          Percent of                                               Value at Assumed
                         Securities        Total Options                                              Rates of Stock
                         Underlying         Granted to       Exercise or                             Appreciation for
                          Options          Employees in      Base Price       Expiration              Option Term(1)
                                                                                                --------------------------
Name                     Granted(#)         Fiscal Year       ($/Share)          Date              5%($)          10%($)
----                     ----------        -------------     -----------      ----------        -----------   ------------
Lynn Powers.............   90,000              30.8%           $ 15.25     December 6, 2007       558,745       1,302,114

_____________________
(1) The 5% and 10% assumed annual rates of compound stock price appreciation over the term of the options are computed in accordance with the rules and regulations of the Securities and Exchange Commission and do not represent Gaiam's estimate of stock price appreciation or a projection by Gaiam of future stock prices.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table provides information, with respect to the named officers, concerning the value of unexercised stock options exercisable for Gaiam Class A Common Stock held as of December 31, 2000. In 2000, no named officer exercised any stock options.


                              Number of Shares
                                 Underlying             Value of Unexercised
                           Unexercised Options at       In-the-Money Options
                            December 31, 2000 (#)     at December 31, 2000 (1)
                         --------------------------  --------------------------
   Name                  Exercisable  Unexercisable  Exercisable  Unexercisable
   ----                  -----------  -------------  -----------  -------------

   Jirka Rysavy.........    32,000       168,000       354,000      1,858,500
   Lynn Powers..........    25,600       224,400       283,200      1,503,675
   Pavel Bouska.........    12,800        67,200       141,600        743,400
   Janet Mathews........     2,000        18,000        21,875        193,125
   Linda West...........     2,000        18,000        21,875        193,125

_____________
(1) The value of unexercised in-the-money options is based on the difference between the exercise price of the individual stock options and the closing price of $15 7/16 as reported on the NASDAQ exchange on December 31, 2000.

Employment Agreements

     Gaiam does not have any employment agreements with any of its executive officers and does not typically enter into written employment agreements with any employees. However, Gaiam's directors, officers and managers are required to sign a confidentiality agreement and, upon receiving a stock option grant, a two-year non-compete agreement commencing with the date they leave Gaiam.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 1, 1998, Mr. Rysavy sold InnerBalance to Gaiam for a $531,000 note carrying interest at 8% per annum, due June 30, 2001. A portion of the note was repaid in 1998. On January 1, 1999, Gaiam issued a $289,000 8% debenture to Mr. Rysavy for the balance. This debenture was repaid in full on June 30, 1999.

     On December 7, 1998, Ms. Powers exercised warrants she received in 1996 to purchase 40,000 shares at $1.25 per share and also purchased $50,000 in debentures issued by Gaiam. The debenture was subject to mandatory conversion into shares simultaneous with the closing of Gaiam's initial public offering at the initial offering price and bore interest at 8% per annum. Simultaneous with the closing of Gaiam's initial public offering in October 1999, Ms. Powers' debentures were automatically converted into 10,000 shares, which are restricted securities as defined in Rule 144 under the Securities Act. Accrued and unpaid interest was paid in cash.

     Certain sales of securities available for resale made by Gaiam in 1999 were made to a company wholly owned by Mr. Rysavy at prevailing market prices based on NASDAQ quotations. The proceeds of these sales were $538,750 in 1999. Gaiam obtained the securities by exercising options granted by Mr. Rysavy to Gaiam in 1993.

     During 1999 and until April 2000, Gaiam subleased its fulfillment center in Cincinnati, Ohio from a subsidiary of Corporate Express, Inc. at an annual rental rate of approximately $205,200, which was the same rate as paid by Corporate Express, Inc. under its lease. During 1999, Mr. Rysavy was a director of Corporate Express and beneficially owned approximately 4.9% of the stock of Corporate Express but did not control Corporate Express. The lease was terminated in April 2000 in connection with Gaiam's lease of a new 208,000 sq. ft. distribution center.

     Until October 1999, Mr. Rysavy guaranteed Gaiam's line of credit with Wells Fargo Bank (formerly Norwest Bank). The credit agreement permitted borrowings up to $3 million (of which $1.9 million was outstanding at December 31, 1999) based upon the collateral value of Gaiam's accounts receivable and inventory held for resale. These borrowings were secured by a pledge of Gaiam's assets and bore interest at the prime rate plus 1%.

     In 1999, Gaiam engaged the services of ccplanet.com, Inc. to develop and implement a new web site design using the latest technology for Gaiam's direct-to-consumer operations. Mr. Rysavy owns a majority of ccplanet's stock. Gaiam paid ccplanet $1.2 million for work performed on the project through December 31, 1999 and an additional $3.3 million in 2000 (the new site was placed into service during March, 2000). Gaiam made its customer database and certain visual media available to ccplanet in exchange for fees totaling $600,000 during 1999 and $1.4 million during 2000.

     In 2000, Mr. Rysavy advanced funds to Gaiam to purchase a 70% interest in an organic clothing manufacturer. These advances, plus applicable interest, were repaid in December 2000. Additionally, Gaiam purchased approximately $300,000 in inventory from Earthlings, Inc. (a related party under common ownership with Mr. Rysavy) at Earthlings' cost. On January 5, 2001, Gaiam purchased Earthlings for $47,509.

     On June 30, 2000, Whole Foods Market, Inc., a publicly traded company, and Gaiam merged their Internet properties into Gaiam.com, Inc. Gaiam owns 50.1% of Gaiam.com, Inc., Whole Foods Market owns 35% and the remainder is owned by various venture capital funds. Gaiam is the exclusive internet site for both Gaiam and Whole Foods Market. Whole Foods Market and Gaiam have also entered into a 10 year joint marketing agreement to promote each other's business and share customer data. The companies are currently testing a store-within-a-store concept, presenting Gaiam's lifestyle products, in 21 of Whole Foods Market's larger stores. During 2000, a subsidiary of Whole Foods Market engaged the services of ccplanet for total consideration of $ 1.5 million, and Infocenter, Inc., a company formed by Mr. Rysavy, assumed certain liabilities of the Whole Foods Market subsidiary and received funding ($500,000 in cash and a note in the principal amount of $3,000,000) to satisfy such liabilities.

     On December 29, 2000, Self Care Holdings, Inc., a corporation owned by Mr. Rysavy, purchased certain inventory and other assets of Medical SelfCare, Inc. in an auction conducted in connection with an assignment for the benefit of creditors of Medical SelfCare. On February 1, 2001, Gaiam acquired substantially all of the inventory and assets from Self Care Holdings by acquiring Self Care Inc., a wholly-owned subsidiary of Self Care Holdings, for $3.9 million, an amount equal to Self Care Holdings' purchase price for the purchased inventory and assets plus related transaction costs.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of the class A and class B common stock of Gaiam by each of our directors, executive officers and 5% shareholders who beneficially owned shares on June 20, 2001, and as adjusted to reflect the sale of the shares offered in this offering. The address for each person, except as otherwise provided, is 360 Interlocken Blvd., Broomfield, Colorado, 80021.

                                                                                     Shares to be
                                                                                     Beneficially
                                             Shares Beneficially                        Owned
                                             Owned Prior to this                     After this
                                                 Offering(7)                       Offering(7)(8)
                                       ------------------------------      -------------------------------
                                         Number of                           Number of
Beneficial Owner                         Shares(9)       Percent(9)           Shares         Percent(10)
----------------                       -------------   --------------      -------------   ---------------
Jirka Rysavy(1).....................     8,150,200           71.32%          8,150,200             59.8%
Lynn Powers(2)......................       142,200            2.36%            142,200              1.7%
Pavel Bouska(3).....................       119,520            2.00%            119,520              1.5%
Barnet Feinblum(4)..................        13,304              *               13,304               *
John Mackey ........................        85,300            1.43%             85,300              1.0*
Barbara Mowry(5)....................         7,304              *                7,304               *
Paul Ray(6).........................         7,168              *                7,168               *

All Executive Officers and
 Directors (7 persons)..............     8,524,966           73.99%          8,524,966             62.1%

________
 * Less than one percent

(1) Includes options held by Mr. Rysavy to acquire a total of 64,000 shares which options have vested or will vest within 60 days of the date of this prospectus. Mr. Rysavy, our Chairman and Chief Executive Officer, holds all 5,400,000 outstanding shares of class B common stock and 2,686,200 shares of the class A common stock (or approximately 45% of the outstanding shares of class A common stock). The shares of class B common stock vote ten votes per share. Pursuant to a voting agreement between Mr. Rysavy and Gaiam, Mr. Rysavy has agreed to limit the number of shares of class B common stock that he votes to 49% of the combined votes of the class B common stock and class A common stock. His remaining shares of Class B Common Stock are voted in proportion to the votes of the Class A Common Stock. See "Description of Capital Stock--Shares" for a description of the voting rights of the class B common stock.
(2) Includes options held by Ms. Powers to acquire a total of 51,200 shares which options have vested or will vest within 60 days of the date of this prospectus.
(3) Includes options held by Mr. Bouska to acquire a total of 25,600 shares which options have vested or will vest within 60 days of the date of this prospectus, and 1,100 shares and 2,720 in options to acquire shares, which options have vested or will vest within 60 days of the date of this prospectus, held by Mr. Bouska's spouse, an employee of Gaiam.
(4) Includes options held by Mr. Feinblum to acquire a total of 5,000 shares, which options have vested or will vest within 60 days of the date of this prospectus, and 1,000 shares held by Mr. Feinblum's spouse.
(5) Includes options held by Ms. Mowry to acquire a total of 5,000 shares, which options have vested or will vest within 60 days of the date of this prospectus.
(6) Includes options held by Mr. Ray to acquire a total of 5,000 shares, which options have vested or will vest within 60 days of the date of this prospectus.
(7) Each shareholder possesses sole voting and investment power with respect to the shares listed, except as provided by applicable community property laws or as otherwise noted. In accordance with the rules of the Securities and Exchange Commission, each shareholder is deemed to beneficially own any shares obtainable by him or her upon the exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after June 20, 2001, or the conversion of convertible securities that are currently convertible or become convertible within 60 days after June 20, 2001. The inclusion in this table of shares listed as beneficially owned does not constitute an admission of beneficial ownership.
(8) The number and percentage of shares owned after this offering assumes none of the listed shareholders will purchase additional shares in this offering, except as otherwise indicated.
(9) The number of shares deemed outstanding prior to this offering includes all shares of class A common stock outstanding as of June 20, 2001. In addition, the number of shared deemed outstanding for each shareholder includes any shares obtainable by such shareholder through the conversion of class B common stock or through the exercise of options to purchase shares that are exercisable within 60 days of the date of this prospectus.

(10) The number of shares deemed outstanding after this offering includes all shares of class A common stock outstanding as of the date of this prospectus including the shares offered pursuant to this prospectus. In addition, for each shareholder, such number of deemed outstanding includes any shares obtainable by such shareholder through the conversion of class B common stock or through the exercise of options to purchase shares that are exercisable within 60 days of the date of this prospectus.

                         DESCRIPTION OF CAPITAL STOCK

General

     The authorized capital stock of Gaiam is 250,000,000 shares, consisting of 150,000,000 shares of class A common stock, $.0001 par value per share, 50,000,000 shares of class B common stock, $.0001 par value per share, and 50,000,000 shares of preferred stock, par value $.0001 per share. As of May 31, 2001, there were 5,963,137 shares of class A common stock outstanding held by 9,115 shareholders of record, options to purchase an aggregate of 1,470,318 shares, a warrant to purchase 24,000 shares and 5,400,000 shares of class B common stock outstanding. There were no shares of preferred stock outstanding.

     Although Gaiam believes the following summary description of Gaiam's shares, class B common stock, preferred stock, Amended and Restated Articles of Incorporation, and Amended and Restated Bylaws covers all material provisions affecting the rights of holders of capital stock of Gaiam, this summary is not intended to be complete and is qualified by reference to the provisions of applicable law and to Gaiam's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, both of which are included as exhibits to the Registration Statement of which this prospectus is a part. See "Additional Information."

Capital Stock

     Each holder of shares of class A common stock is entitled to one vote for each share held on all matters submitted to a vote of shareholders. Each share of class B common stock is entitled to ten votes on all matters submitted to a vote of shareholders. There are no cumulative voting rights. All holders of shares of class A common stock and shares of class B common stock vote as a single group on all matters that are submitted to the shareholders for a vote. Accordingly, holders of a majority of the votes of the shares of class A common stock and shares of class B common stock entitled to vote in any election of directors may elect all of the directors who stand for election.

     Shares of class A common stock and shares of class B common stock are entitled to equal dividends, if any, as may be declared by the Board of Directors out of legally available funds. In the event of a liquidation, dissolution or winding up of Gaiam, the shares of class A common stock and shares of class B common stock would be entitled to share ratably in Gaiam's assets remaining after the payment of all of Gaiam's debts and other liabilities. Holders of shares of class A common stock and shares of class B common stock have no preemptive, subscription or redemption rights, and there are no redemption or sinking fund provisions applicable to the shares of class A common stock and class B common stock. The outstanding shares of class A common stock and shares of class B common stock are, and the shares of class A common stock offered by Gaiam in this offering will be, when issued and paid for, fully paid and non-assessable.

     The class B common stock may not be transferred unless converted into shares of class A common stock, other than certain transfers to affiliates and family members. The shares of class B common stock are convertible one-for-one into shares of class A common stock, at the option of the holder of the shares of class B common stock.

     Gaiam's Board of Directors is authorized, subject to any limitations prescribed by Colorado law, to issue at any time up to 50,000,000 shares of preferred stock. The Board may provide for the issuance of the preferred stock in one or more series or classes with designations, preferences, limitations and relative rights determined by the Board without any vote or action by the shareholders, although the Board may not issue voting preferred stock without the consent or approval of a majority of the class B common stock. As a result, the Board has the power to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of the shares. Although Gaiam has no current plans to issue any preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire Gaiam, or of discouraging a third party from attempting to acquire Gaiam. Such an issuance could also dilute your voting power.

Bylaws

     The Bylaws provide that shareholders may not take action without a shareholders' meeting. The Bylaws also require advance notice of any proposal to be brought before an annual meeting of shareholders that relates to an amendment to the Articles of Incorporation, a merger, the sale of all or substantially all of Gaiam's assets, the dissolution of Gaiam, or any nomination for election of directors other than by the Gaiam board of directors. These provisions could have the effect of delaying, deferring or preventing a change of control of Gaiam.

Voting Agreement

     Mr. Rysavy, our Chairman and Chief Executive Officer, holds all 5,400,000 outstanding shares of class B common stock and 2,686,200 shares of the class A common stock (or approximately 45% of the outstanding shares of class A common stock). The shares of class B common stock vote ten votes per share. Pursuant to a voting agreement between Mr. Rysavy and Gaiam, Mr. Rysavy has agreed to limit the number of shares of class B common stock that he votes to 49% of the combined votes of the class B common stock and class A common stock. His remaining shares of class B common stock are voted in proportion to the votes of the class A common stock.

Transfer Agent and Registrar

     The transfer agent and registrar for the shares is Computershare Trust Company, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares in the public market following this offering, or the perception that sales could occur, could adversely affect the prevailing market price for our shares. Furthermore, because no shares will be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of a substantial number of shares in the public market after these restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

     Upon the closing of this offering, based upon the number of shares outstanding as of May 31, 2001, there will be 8,163,137 shares of class A common stock (including the 2,200,000 shares sold in this offering but assuming no exercise of the underwriters' over-allotment option) and 5,400,000 shares of class B common stock outstanding. Of these shares, approximately 4,500,000 shares of class A common stock (including the 2,200,000 shares sold in this offering) will be freely tradable without restriction or further registration under the Securities Act, other than shares that are purchased by affiliates of Gaiam as defined in Rule 144 under the Securities Act or the shares are purchased by holders who have entered into lock-up arrangements with the underwriters for this offering. See "--Lock-up Agreements" below. Of the remaining shares, approximately 3,700,000 shares of class A common stock and all 5,400,000 shares of class B common stock will be restricted securities as defined in Rule 144 under the Securities Act or shares held by affiliates of Gaiam. Restricted securities and shares held by affiliates may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which rules are summarized below.

Securities Act Rules

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned restricted shares for at least one year, or any affiliate, is entitled to sell, within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares (approximately 82,000 shares immediately after this offering); or
  . the average weekly trading volume of the shares on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

     In addition, under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the restricted shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate) is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, such shares may be sold at any time.

Lock-up Agreements

     All of our directors and officers (who in the aggregate hold 2,966,476 shares of class A common stock and 5,400,000 shares of class B common stock) will be covered by lock-up agreements under which they will not be permitted to transfer or otherwise dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares, for a period of 180 days after the closing of the offering. Transfers or dispositions can be made sooner:

  .  with the prior written consent of Tucker Anthony Sutro Capital Markets;

  .  in the case of certain transfers to affiliates;

  .  as a bona fide gift; or

  . to a trust for the benefit of the transferor or immediate family members of the transferor.

     Upon expiration of the lock-up period, approximately 9,100,000 shares shares (including 5,400,000 shares of class B common stock) will be available for resale to the public in accordance with Rule 144, subject to the transfer restrictions described above.

     In addition, Gaiam has agreed not to sell or otherwise dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares, for a period of 180 days after the closing of the offering, without the prior written consent of Tucker Anthony Sutro Capital Markets, except that we may:

  . issue shares upon the exercise of outstanding options and grant options to purchase shares under our 1999 Long-term Incentive Plan;

  .  issue shares under our employee stock purchase plan; and

  . issue shares in connection with the acquisition of another company if the terms of the issuance provide that the shares shall not be resold prior to the expiration of the 180-day lock-up period described above.

Registration Rights

     We may be required to file one or more registration statements covering up to approximately 451,429 shares held by existing shareholders. The holders may not request the filing of registration statements until after July 20, 2001. Gaiam generally is required to bear all of the expenses of the registrations, except underwriting discounts and commissions. In addition, if these shares are not sold in a registered offering, the holders will be required to comply with the provisions of Rule 144 as described above.

                                 UNDERWRITING

  The underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, provides that Gaiam has agreed to sell to each of the underwriters named below, and each of these underwriters has agreed to purchase from Gaiam, the respective number of shares set forth opposite their names below:

                                                                Number of
   Underwriters:                                                  Shares
   -------------                                                  ------
   Tucker Anthony Sutro Capital Markets....................
   Adams, Harkness & Hill, Inc.............................     _________

    Total..................................................     _________

     The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of class A common stock in the offering if any are purchased, other than those covered by the over-allotment option described below. Tucker Anthony Sutro Capital Markets and Adams, Harkness & Hill, Inc., on
behalf of the underwriters, expect to deliver the shares on or about     , 2001.

     We have granted the underwriters a 30 day option after the date of the underwriting agreement to purchase, from time to time, up to 330,000 shares at the public offering price less underwriting discounts and commissions. The option may be exercised to cover over-allotments, if any, made in connection with the offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table.

     The representatives of the underwriters have advised us that the underwriters propose to offer shares of class A common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, who may include the underwriters, at this public offering
price less a selling concession not in excess of $    per share.  The
underwriters may allow, and the selected dealers may re-allow, a discount from
the concession not in excess of $    per share to other dealers.  After the
completion of the offering, the representatives may change the public offering price and other selling terms.

     The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 330,000 additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to Gaiam for the shares.

                                                      No Exercise  Full Exercise
                                                      of Over-     of Over-
                                                      allotment    allotment
                                                      Option       Option
                                                      ---------    -----------
Per share...........................................    $          $
 Total..............................................    $________  $________


     We estimate that the total expense of this offering, excluding the underwriting discounts and commissions, will be approximately $___________.

     Our class A common stock is quoted on the NASDAQ National Market under the symbol "GAIA."

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed share program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

     The representatives of the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the class A common stock, in accordance with Regulation M under the Securities Exchange Act.

          . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

          . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

          . Syndicate covering transactions involve purchases of the class A common stock in the open market after the distribution has been completed.

          . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

     The underwriters may purchase and sell shares of class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of class A common stock made by the underwriters in the open market prior to the completion of th e offering.

     Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the class A common stock or preventing or retarding a decline in the market price of the class A common stock. As a result, the price of the class A common stock may be higher than the price that might otherwise exist in the open market.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the class A common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

     The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

     We, our directors, officers and stockholders that hold over 5% of our securities will agree not to offer to sell, sell or otherwise dispose of, directly or indirectly, any shares of capital stock or any securities that may be converted into or exchanged for any shares of our capital stock for a period of 180 days from the date of the prospectus without the prior written consent of Tucker Anthony Sutro Capital Markets, except that we may:

 .    issue and grant options to purchase shares of common stock under our 1999
     Long Term Incentive Plan.

 .    issue shares under our employee stock purchase plan; and

 .    issue shares in connection with the acquisition of another company if the terms of the issuance provide that the shares shall not be resold prior to the expiration of the 180-day lock-up period described above.

     See "Shares Eligible for Future Sale."

     An electronic final prospectus will be available on Tucker Anthony Sutro Capital Markets' website at www.tascm.com.

     Purchasers of the shares of class A common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the county of purchase, in addition to the offering price listed on the cover of this prospectus.


                                 LEGAL MATTERS

     The validity of the shares of class A common stock being offered hereby will be passed on for Gaiam by Bartlit Beck Herman Palenchar & Scott, Denver, Colorado. Certain legal matters will be passed upon for the underwriters by Brobeck, Phleger and Harrison LLP, Broomfield, Colorado.

                                    EXPERTS

     The consolidated financial statements of Gaiam, Inc. at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Real Goods Trading Corporation for the year ended March 31, 2000 included in this prospectus have been audited by Moss Adams LLP, independent auditors, as stated in their report and have been given upon their authority as experts in accounting and auditing.

     The financial statements of Real Goods Trading Corporation as of March 31, 1999 and for the year then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Gaiam files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Gaiam's SEC filings, including the registration statement, are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. You may also obtain additional information at Gaiam's web site at www.gaiam.com.

     We have filed with the SEC a registration statement on Form S-1, including various exhibits and schedules, under the Securities Act covering the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are intended to set forth the material information regarding these contracts agreements or other documents. These references, however, are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

     We intend to send to our shareholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                  Page
                                                                                                  ----
Index to Gaiam's Financial Statements:

Report of Independent Auditors..................................................................  F-2
Consolidated Balance Sheets.....................................................................  F-3
Consolidated Statements of Income...............................................................  F-4
Consolidated Statements of Stockholders' Equity.................................................  F-5
Consolidated Statements of Cash Flows...........................................................  F-6
Notes to Consolidated Financial Statements......................................................  F-7

Index to Real Goods' Financial Statements:

Independent Auditors' Report--Moss Adams, LLP...................................................  F-21
Independent Auditors' Report--Deloitte & Touche, LLP............................................  F-22
Balance Sheets..................................................................................  F-23
Statements of Operations........................................................................  F-24
Statements of Cash Flows........................................................................  F-25
Statements of Shareowners' Equity...............................................................  F-26
Notes to Financial  Statements..................................................................  F-27
Real Goods Condensed Statements of Operations...................................................  F-35
Real Goods Condensed Statements of Cash Flows...................................................  F-36
Notes to Condensed Financial Statements.........................................................  F-37

Gaiam Unaudited Pro Forma Consolidated Statement of Operations..................................  F-39

                        REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Gaiam, Inc.

          We have audited the accompanying consolidated balance sheets of Gaiam, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of Gaiam's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gaiam, Inc. and subsidiaries at December 31, 1999 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                         /s/ Ernst & Young LLP

Denver, Colorado
February 27, 2001,

                                  GAIAM, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                        December 31,                 March 31,
                                                                 1999                2000              2001
                                                             -------------------------------------------------
                                                                                                   (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                 $ 3,877,465         $ 8,578,668     $   6,374,022
   Accounts receivable, net of allowance for
    doubtful accounts of $158,292 in 1999 and
    $301,539 in 2000                                           4,326,594           8,472,828         8,407,739
   Accounts and notes receivable, other                          755,924           1,097,390           755,110
   Inventory, less allowances                                  4,555,436           6,361,046        10,332,540
   Deferred advertising costs                                  2,176,325           1,625,285         1,587,663
   Other current assets                                          393,330           1,307,416        _1,492,794
     Total current assets                                    -----------         -----------     -------------
                                                              16,085,074          27,442,633     $  28,949,868

Property and equipment, net                                    3,168,183          10,797,501        15,098,313
Capitalized production costs, net                              1,636,706           2,656,666         2,634,363
Video library, net                                             4,792,456           4,631,140         4,555,481
Goodwill, net                                                  1,239,507           2,379,861         6,032,943
Deferred tax assets                                               87,163             146,132         1,285,132
Other assets                                                     317,837             450,409           562,004
                                                             -----------         -----------     -------------
     Total assets                                            $27,326,926         $48,504,342     $  59,118,104
                                                             ===========         ===========     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable                                          $ 7,618,344         $ 8,091,569     $  11,150,709
   Accrued liabilities                                         1,734,310           2,109,036         4,416,092
   Accrued royalties                                             725,541             867,667         1,136,738
   Income taxes payable                                               --             790,267           591,832
   Capital lease obligations, current                             95,844             147,649           160,705
   Other current liabilities                                          --             167,349           181,888
                                                             -----------         -----------     -------------
Total current liabilities                                     10,174,039          12,173,537        17,637,964

  Capital lease obligations, long-term                           209,074             270,171           260,614
  Deferred tax liability                                          67,241             412,001           412,001
  Long term debt                                               1,900,000           5,500,000         6,518,887
                                                             -----------         -----------     -------------
Total long-term liabilities                                    2,176,315           6,182,172         7,191,502

Minority interest                                                 26,030           6,037,868         6,120,513
Redeemable Class A preferred stock
  in subsidiary                                                       --           6,000,000         6,000,000

Stockholders' equity:
  Class A common stock, $.0001 par value,
   150,000,000 shares authorized, 5,441,537, 5,473,184
   and 5,958,505 shares issued and outstanding at
   December 31, 1999 and 2000 and
   March 31, 2001 respectively                                       544                 547               596
  Class B common stock, $.0001 par value,
   50,000,000 shares authorized, 5,400,000
   issued and outstanding at December 31,
   1999 and 2000, and March 31, 2001                                 540                 540               540
  Additional paid-in capital                                  11,038,551          11,865,734        15,486,392
  Deferred compensation                                         (106,992)           (422,826)         (405,201)
  Retained earnings                                            4,017,899           6,666,770         7,085,798
                                                             -----------         -----------     -------------
Total stockholders' equity                                    14,950,542          18,110,765        22,168,125
                                                             -----------         -----------     -------------
Total liabilities and stockholders' equity                   $27,326,926         $48,504,342     $  59,118,104
                                                             ===========         ===========     =============

                            See accompanying notes.

                                  GAIAM, INC.
                       CONSOLIDATED STATEMENTS OF INCOME

                                                        Years ended                        Three months
                                                        December 31,                     ended March 31,
                                              1998         1999          2000          2000          2001
                                              ----         ----          ----          ----          ----
                                                                                           (Unaudited)
Net revenue                               $30,738,540   $45,724,662   $60,588,018   $12,558,437   $17,671,513
Cost of goods sold                         13,173,536    18,175,787    23,793,492     4,922,311     6,847,590
                                          -----------   -----------   -----------   -----------   -----------

Gross profit                               17,565,004    27,548,875    36,794,526     7,636,126    10,823,923

Expenses:
 Selling and operating                     14,186,215    22,337,950    27,309,857     6,063,790     8,538,352
 Corporate, general and
 administration                             2,393,946     3,086,514     5,056,903     1,115,977     1,550,206
                                          -----------   -----------   -----------   -----------   -----------
Total expenses                             16,580,161    25,424,464    32,366,760     7,179,767    10,088,558
                                          -----------   -----------   -----------   -----------   -----------

Income from operations                        984,843     2,124,411     4,427,766       456,359       735,365

Other income (expense):
 Realized gain (loss) on sale of
 securities and other, (see Note 3)           696,992       971,159       (73,947)      (76,295)      184,615
 Interest expense                            (308,501)     (365,294)     (209,167)      (46,650)     (116,917)
                                          -----------   -----------   -----------   -----------   -----------
Other income (expense), net                   388,491       605,865      (283,114)     (122,945)       67,698
                                          -----------   -----------   -----------   -----------   -----------

Income before income taxes and
 minority interest                          1,373,334     2,730,276     4,144,652       333,414       803,063

Provision for income taxes                   (251,955)   (1,062,789)   (1,555,487)     (125,130)     (301,390)
Minority interest in net (income)
 loss of consolidated subsidiary,
 net of tax                                  (261,598)       50,858        59,706        (4,992)      (82,645)
                                          -----------   -----------   -----------   -----------   -----------



Net income                                $   859,781   $ 1,718,345   $ 2,648,871   $   203,292   $   419,028
                                          ===========   ===========   ===========   ===========   ===========

Net income per share:
 Basic                                          $0.11         $0.20         $0.24         $0.02         $0.04
 Diluted                                        $0.11         $0.19         $0.23         $0.02         $0.04

Shares used in computing net
income per share:
 Basic                                      8,072,877     8,785,205    10,858,139    10,846,460    11,205,844
 Diluted                                    8,118,792     9,119,108    11,525,120    11,504,973    11,563,172


                            See accompanying notes.

                                  GAIAM, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          Class A                Class B            Additional
                                                        Common Stock           Common Stock          Paid-in
                                                    Shares       Amount    Shares       Amount       Capital
                                                   ---------------------  ---------------------     ----------
Balance at January 1, 1998                         1,005,000      $ 101   7,035,000      $ 704       $ 133,833

Issuance of common stock                             160,000         16           -          -         574,984

Return of capital to shareholder through
     purchase of Inner Balance, Inc.                       -          -           -          -        (331,183)

Comprehensive income (loss):
     Net income                                            -          -           -          -               -
     Decrease in fair market value of
       securities available for sale, net of
       reclassification adjustment (see
       Note 1),  net of tax of $618,578                    -          -           -          -               -
Total comprehensive loss

                                                   ---------------------  ---------------------     ----------
Balance at December 31, 1998                       1,165,000        117   7,035,000        704         377,634

Issuance of common stock                             331,429         32           -                  1,449,968

Shares issued in connection with IPO,
     including the underwriter's overallotment     1,807,861        181           -          -       6,142,007

Issuance of common stock in conjunction
     with acquisitions and share conversion        1,842,247        185  (1,635,000)      (164)      1,593,971

Shares issued in connection with conversion
     of debt                                         295,000         29           -          -       1,474,971

Comprehensive income (loss):
     Net income                                            -          -           -          -               -
     Decrease in fair market value of
     available for sale securities,
     net of  reclassification
     (see Note 1)                                          -          -           -          -               -
                                                   ---------------------  ---------------------     ----------

Total comprehensive income                         ---------------------  ---------------------     ----------
Balance at December 31, 1999                       5,441,537        544   5,400,000        540      11,038,551

Issuance of common stock in conjunction
   with acquisitions and compensation                 31,647          3                                827,183
Net income and comprehensive income
                                                   --------------------------------------------------------------
Balance at December 31, 2000                       5,473,184      $ 547   5,400,000      $ 540    $ 11,865,734

Return of Capital to shareholder through purchase
   of Earthlings, Inc. and Selfcare, Inc.
   (unaudited)                                                                                      (3,620,658)

Issuance of common stock in conjunction
   with acquisitions and compensation (unaudited)    485,321         49                              6,693,719
Net income and comprehensive income                --------------------------------------------------------------
Balance at March 31, 2001 (unaudited)              5,958,505      $ 596   5,400,000      $ 540    $ 15,486,392
                                                   ==============================================================
                                                                       Accumulated
                                                                          Other
                                                    Deferred          Comprehensive           Retained
                                                  Compensation           Income               Earning
                                                 --------------       -------------           --------
Balance at January 1, 1998                       $            -       $   3,161,263          $ 1,439,773           $  4,735,674

Issuance of common stock                                      -                   -                    -                575,000

Return of capital to shareholder through
     purchase of Inner Balance, Inc.                          -                   -                    -               (331,183)

Comprehensive income (loss):
     Net income                                               -                   -              859,781                859,781
     Decrease in fair market value of
       securities available for sale, net of
       reclassification adjustment (see
       Note 1),  net of tax of $618,578                       -          (2,178,137)                   -             (2,178,137)
Total comprehensive loss                                                                                             (1,318,356)
                                                 --------------       -------------          -----------           ------------

Balance at December 31, 1998                                  -             983,126            2,299,554              3,661,135

Issuance of common stock                                      -                   -                    -              1,450,000

Shares issued in connection with IPO,
     including the underwriter's overallotment                -                   -                    -              6,142,188

Issuance of common stock in conjunction
     with acquisitions and share conversion            (106,992)                  -                    -              1,487,000

Shares issued in connection with conversion
     of debt                                                  -                   -                    -              1,475,000

Comprehensive income (loss):
     Net income                                               -                   -            1,718,345              1,718,345
     Decrease in fair market value of
     available for sale securities,
     net of  reclassification
     (see Note 1)                                             -            (983,126)                   -               (983,126)
                                                 --------------       -------------          -----------           ------------
Total comprehensive income
                                                 --------------       -------------          -----------           ------------
Balance at December 31, 1999                           (106,992)                  -            4,017,899             14,950,542

Issuance of common stock in conjunction
   with acquisitions and compensation                  (315,834)                                                        511,352
Net income and comprehensive income                                                            2,648,871              2,648,871
                                                 ------------------------------------------------------------------------------
Balance at December 31, 2000                        $  (422,826)                  -          $ 6,666,770           $ 18,110,765
Return of capital to
  shareholder through purchase
  of Earthlings, Inc. and
  SelfCare, Inc. (unaudited)                                                                                         (3,073,061)
Issuance of common stock in conjunction
   with acquisitions and compensation (unaudited)        17,625                                                       6,711,393
Net income and comprehensive income (unaudited)                                                  419,028                419,028
                                                 ------------------------------------------------------------------------------
Balance at March 31, 2001 (unaudited)               $  (405,201)                  -          $ 7,085,798           $ 22,168,125
                                                 ==============================================================================

                            See accompanying notes.

                                  GAIAM, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                            Three Months Ended
                                                                  Years Ended December 31,                       March 31,

                                                              1998          1999          2000            2000            2001
                                                              ----          ----          ----            ----            ----
                                                                                                              (Unaudited)
Operating activities:
Net income                                              $   859,781   $ 1,718,345   $ 2,648,871     $   203,292     $   419,028
Adjustments to reconcile net income to net
 cash provided by (used in) operating activities
  Depreciation                                              240,431       391,000     1,245,155         185,070         846,832
  Amortization                                               85,466       293,315       414,695         102,357         148,738
  Stock compensation                                             --            --       147,492              --          17,625
  Interest expense added to principal of margin
   loan
  Minority interest in consolidated subsidiary              116,158        16,513            --              --              --
  Realized gain on the sale of securities                   261,598       (50,858)      (59,706)          4,992          82,645
  Deferred tax expense                                     (691,137)   (2,516,110)           --              --              --
  Changes in operating assets and liabilities,                9,684       (53,718)      384,968          13,891              --
   net of effects from acquisitions:
    Accounts receivable
    Inventory                                            (1,501,242)   (2,296,771)   (4,127,458)        840,603         311,406
    Deferred advertising costs                             (591,519)   (1,161,724)   (1,739,231)     (1,347,842)     (1,601,314)
    Capitalized production costs                           (243,630)     (418,480)      551,040         240,324         146,269
    Prepaid assets                                         (212,361)     (964,268)   (1,019,960)       (196,877)         22,303
    Other assets                                              8,527      (109,494)     (914,086)        (40,774)       (338,722)
    Accounts payable                                       (266,757)       41,615      (229,295)         19,662         (31,153)
    Accrued liabilities                                   2,569,358       717,852        (8,730)      2,405,494       1,999,746
    Income taxes payable                                    329,672       198,741       167,310        (406,344)       (661,410)
                                                            (69,784)     (424,745)      805,123         111,239        (188,610)
                                                        -----------   -----------   -----------     -----------     -----------
Net cash provided by (used in) operating
activities                                                  904,245    (4,618,787)   (1,733,812)      2,135,087       1,173,383
                                                        -----------   -----------   -----------     -----------     -----------

Investing activities:
Purchase of property and equipment                         (134,378)   (2,212,961)   (8,735,390)     (3,926,934)       (467,656)
Proceeds from sale of property and equipment                 32,090            --            --              --              --
Proceeds from sale of securities available-for-
sale                                                        477,500     2,548,310            --              --              --
Proceeds from sale of stock in subsidiary                        --            --    11,959,923              --              --
Payments for acquisitions, net of cash acquired          (1,656,611)   (2,740,703)     (305,773)             --      (3,400,663)
                                                        -----------   -----------   -----------     -----------     -----------
Net cash provided by (used in) investing
activities                                               (1,281,399)   (2,405,354)    2,918,760      (3,926,934)     (3,868,319)
                                                        -----------   -----------   -----------     -----------     -----------

Financing activities:
Principal payments on capital leases                        (49,699)      (60,671)      (99,617)        (22,405)        (28,819)
Proceeds from issuance of common stock                      575,000     2,875,002        15,872              --          19,109
Net proceeds from initial public offering                        --     6,142,188            --              --              --
Proceeds from convertible debt                              549,999            --            --              --              --
Net proceeds from (payments on) borrowings                 (900,000)      535,148     3,600,000              --         500,000
                                                        -----------   -----------   -----------     -----------     -----------
Net cash provided (used in) financing activities            175,300     9,491,667     3,516,255         (22,405)        490,290
                                                        -----------   -----------   -----------     -----------     -----------

Net change in cash and cash equivalents                    (201,854)    2,467,526     4,701,203      (1,814,252)     (2,204,646)
Cash and cash equivalents at beginning of year            1,611,793     1,409,939     3,877,465       3,877,465       8,578,668
                                                        -----------   -----------   -----------     -----------     -----------

                                                        $ 1,409,939   $ 3,877,465   $ 8,578,668     $ 2,063,213     $ 6,374,022
Cash and cash equivalents at end of period              ===========   ===========   ===========     ===========     ===========


Supplemental cash flow information:
 Interest paid                                          $   126,025   $   348,580   $   287,080     $    48,609     $    98,592
 Income taxes paid                                          312,100     1,541,253        82,099              --         490,000
 Common stock issued for acquisitions                                   1,487,000       333,131
 Common stock issued for convertible debt                               1,425,000            --
 Fixed assets acquired under capital lease                                297,740       212,519

                            See accompanying notes.

                                  GAIAM, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to December 31, 2000 is unaudited.)

1.   Summary of Significant Accounting Policies

Organization

     Gaiam, Inc. ("Gaiam") was incorporated under the laws of the State of Colorado on July 7, 1988. Gaiam is a multi-channel lifestyle company providing information, goods and services to customers who value personal development, healthy lifestyles and the environment.

Basis of Consolidation

     The accompanying consolidated financial statements include the accounts of Gaiam, its subsidiaries and partnerships in which ownership is 50% or greater and considered to be under the control of Gaiam. All material intercompany accounts and transaction balances have been eliminated in consolidation.

Cash and Cash Equivalents

     For purposes of the statement of cash flows, cash and cash equivalents includes demand deposit accounts with financial institutions and all highly liquid investments, which mature within three months of date of purchase.

Securities Available-for-Sale

     Securities available-for-sale consist of equity securities and are stated at market value. All unrealized gains or losses, net of tax, are recorded as a separate component of stockholders' equity.

Provision for Doubtful Accounts

     Gaiam records a provision for doubtful accounts for all receivables not expected to be collected.

Interim Financial Statements

     The interim consolidated financial statements included herein have been prepared by the management of Gaiam, Inc. pursuant to the rules and regulations of the United States Securities and Exchange Commission, and, in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly Gaiam's consolidated financial position as of March 31, 2001 and the interim results of operations and cash flows for the three months ended March 31, 2000 and 2001. These interim statements have not been audited. The consolidated financial position, results of operations and cash flows for the interim periods disclosed within this report are not necessarily indicative of future financial results.

Inventory

     Inventory, consisting primarily of finished goods, is stated at the lower of cost (first-in, first-out method) or market.

Deferred Advertising Costs

     Deferred costs primarily relate to preparation, printing and distribution of catalogs. Such costs are deferred for financial reporting purposes until the catalogs are distributed, then amortized over succeeding periods (not to exceed seven months) on the basis of estimated sales. Historical sales statistics are the principal factor used in estimating the amortization rate. Other advertising and promotional costs are expensed as incurred. Advertising costs incurred were $7.1 million, $10.1 million and $10.5 million for the years ended December 31, 1998, 1999 and 2000, respectively.

Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization, which includes the amortization of assets recorded under capital leases. Included in property and equipment is the cost of internal-use software, including software used in connection with Gaiam's websites. Gaiam expenses all costs related to the development of internal-use software other than those incurred during the application development stage. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software (generally five years).

     Depreciation of property and equipment is computed on the straight-line method over estimated useful lives (generally five to ten years). Property and equipment purchased under capital leases are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term.

Capitalized Production Costs

     Capitalized production costs include costs incurred to produce informational videos marketed by Gaiam to retail marketers and direct-mail customers. These costs are deferred for financial reporting purposes until the videos are released, then amortized over succeeding periods on the basis of estimated sales. Historical sales statistics are the principal factor used in estimating the amortization rate. Accumulated amortization at December 31, 1999 and 2000 was $1.3 million and $1.7 million, respectively.

Video Library

     The video library asset represents the cost of the library of produced videos acquired through a business combination. The video library is presented net of accumulated amortization of $332,401 and $674,059 at December 31, 1999 and 2000 and is being amortized over a 15-year life.

Goodwill

     Goodwill represents the excess of the purchase price over the fair value of assets acquired in business acquisitions accounted for under the purchase method. Goodwill is presented net of related accumulated amortization of $15,884 and $88,922 at December 31, 1999 and 2000, and is being amortized over lives ranging from 10 to 20 years.

Long-Lived Assets

     The carrying values of intangible and other long-lived assets are reviewed quarterly to determine if any impairment indicators are present. To date, no such impairment has been indicated. If it is determined that such indicators are present and the review indicates that the assets will not be recoverable, based on undiscounted estimated cash flows over the remaining amortization and depreciation period, their carrying values are reduced to estimated fair market value.

Accrued Royalties

     Gaiam has various royalty agreements with instructors and artists requiring royalty payments of specified product sales based upon unit sales, or upon a specified minimum royalty amount. Payments are made quarterly and semi-annually.

Income Taxes

     Gaiam provides for income taxes pursuant to the liability method as prescribed in Statement of Financial Accounting Standards SFAS) No. 109, Accounting for Income Taxes. The liability method requires recognition of deferred income taxes based on temporary differences between financial reporting and income tax bases of assets and liabilities, using currently enacted income tax rates and regulations.

Revenues

     Gaiam recognizes revenue at the time merchandise is shipped to the customer. Amounts billed to customers for postage and handling charges, which approximate $2.2 million for 1998, $3.0 million for 1999, and $3.5 million for 2000, are recognized as revenue at the time that the revenues on the product shipments are recognized. Postage and handling costs, which approximate $2.1 million for 1998, $3.0 million for 1999, and $3.3 million for 2000, are included in selling and operating expense along with other fulfillment costs incurred to warehouse, package and deliver products to customers. Gaiam provides a reserve for expected future returns at the time the sale is recorded based upon historical experience.

     Gaiam's sales are attributable mainly to sales within the U.S., with a very small percentage, less than 1% of sales, to international customers. No customer represented more than 5% of sales for any of the years ended December 31, 1998, 1999 and 2000. Gaiam generally does not require collateral.

Fair Value of Financial Instruments

     Gaiam's financial instruments consist of cash and cash equivalents, accounts receivable, payables and debt obligations. The carrying values of these financial instruments as reported in the accompanying balance sheets are assumed to approximate their fair value.

Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in Gaiam's financial statements and accompanying notes, including the valuation of stated accounts receivable and inventory balances. Actual results could differ from those estimates.

Stock-Based Compensation

     Gaiam accounts for its stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and related interpretations, including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, rather than the alternative fair value accounting allowed by SFAS No. 123, Accounting for Stock Based Compensation.

Defined Contribution Plan

     In 1999, Gaiam adopted a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code, which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The 401(k) plan permits, but does not require, additional matching contributions to the 401(k) plan by Gaiam on behalf of all participants in the 401(k) plan. To date, Gaiam has not made any matching contributions to the 401(k) plan.

Reporting Comprehensive Income

     On January 1, 1998, Gaiam adopted the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting on Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. The only item of comprehensive income that Gaiam has is unrealized gains (losses) on securities available-for-sale.

     The reclassification adjustment for gains and losses included in net income for 1998, net of tax of $618,578, include unrealized losses of $1.8 million and net realized gains of $427,813. The reclassification adjustment for gains and losses included in net income for 1999 include unrealized losses of $2.6 million and net realized gains of $1.6 million. As of December 1999, all available-for-sale securities were sold.

Adoption of Accounting Standards

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statements 137 and 138 in June 1999 and June 2000, respectively. SFAS No. 133 is effective for Gaiam's fiscal year beginning on January 1, 2001. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction. The adoption of SFAS No. 133, effective January 1, 2001, did not have any impact on Gaiam's consolidated financial statements.

Reclassifications

     Certain reclassifications have been made to the 2000 financial statements to conform to 2001 presentation.

Earnings Per Share

     Basic earnings per share excludes any dilutive effects of options, warrants and dilutive securities. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is antidilutive. All earnings per share amounts for all periods have been presented and conform to the SFAS No. 128, Earnings per Share, requirements.

The following table sets forth the computation of basic and diluted earnings per share:

                                                      December 31,                               March 31,
----------------------------------------------------------------------------------------------------------------
                                       1998              1999              2000           2000           2001
                                  -------------       ----------       -----------    -----------    -----------
                                                                                               (Unaudited)
Numerator for basic
 earnings per share.........      $     859,781       $1,718,345       $ 2,648,871    $   203,292    $   419,028
Effect of Dilutive
 Securities:
  8% convertible
   debentures...............             19,234           56,401                --             --             --
                                  -------------       ----------       -----------    -----------    -----------
  Numerator for diluted
   earnings per share.......      $     879,015       $1,774,746       $ 2,648,871    $   203,292    $   419,028
                                  =============       ==========       ===========    ===========    ===========
Denominator:
  Weighted average
   shares for basic
   earnings per share.......          8,072,877        8,785,205        10,858,139     10,846,460     11,205,844

Effect of Dilutive
 Securities:
  Weighted average of
  Common stock, stock
  options warrants and
  convertible debentures....             45,915          333,903           666,981        658,513        357,328
                                  -------------       ----------       -----------    -----------    -----------
Denominators for diluted
 earnings per share.........          8,118,792        9,119,108        11,525,120     11,504,973     11,563,172

Net income per share--
 basic.....................       $        0.11       $     0.20       $      0.24    $      0.02    $      0.04
Net income per share--
 diluted...................       $        0.11       $     0.19       $      0.23    $      0.02    $      0.04

2.   Mergers and Acquisitions

     In September 1998, Gaiam acquired a 67% ownership in a newly formed entity, Healing Arts Publishing, LLC (dba Living Arts) for $2.5 million in cash. Healing Arts Publishing, Inc., which produced and distributed exercise and relaxation videos and sold environmentally oriented products through its mail order catalogs and through sales to retailers, contributed the majority of its assets and certain liabilities to Living Arts in exchange for a 33% membership interest. Effective July 1999, Gaiam acquired the remaining 33% minority interest in Living Arts. Additionally, effective November 1999, Gaiam acquired a 50.1% controlling interest in an environmental products provider. Total consideration paid by Gaiam for the 1999 acquisitions was $2.3 million in cash and 207,247 shares of Gaiam's Class A common stock.

     On June 30, 2000, Gaiam, Inc. and Whole Foods Market, Inc. merged their Internet businesses into Gaiam.com, Inc. Gaiam owns 50.1% of Gaiam.com. Whole Foods Market currently owns 35% of Gaiam.com, and the remainder is owned by various venture capital funds. As part of the transaction, Whole Foods Market, through its subsidiary, contributed $6 million in cash plus other assets to Gaiam.com. On June 19, 2000, Gaiam sold 6,000 shares of Redeemable Class A preferred stock in Gaiam.com, Inc. at a price of $1,000 per share for an aggregate price of $6,000,000. This stock doesn't carry any dividend rights and is redeemable only upon the consummation of an offering by Gaiam.com of its equity securities to the public pursuant to an effective registration statement with the Securities and Exchange Commission.

     Additionally, in 2000, Gaiam acquired a yoga props company and a 70% interest in an organic clothing manufacturer. Total consideration paid by Gaiam for these acquisitions was approximately $315,000 in cash and 21,243 shares of Class A common stock. These acquisitions were accounted for using the purchase method and the results of operations are included in the consolidated financial statements of Gaiam from the effective acquisition dates. Goodwill associated with these acquisitions totaled approximately $1.2 million, and is being amortized on a straight line basis over a period of 20 years.

     On January 29, 2001, Gaiam completed its merger with Real Goods Trading Corporation. In the tax-free stock-for-stock transaction, Real Goods shareholders received one share of Gaiam Class A common stock in exchange for each ten shares of Real Goods stock owned. Gaiam issued 481,424 shares of Class A common stock at an approximate value of $6.7 million to complete the merger. The merger was accounted for using the purchase method and the results of operations are included in the consolidated financial statements of Gaiam from the effective acquisition date.

     On January 5, 2001 and February 1, 2001, respectively, Gaiam acquired all of the stock of Earthlings, Inc. and Self Care, Inc. (companies under common ownership with the Chief Executive Officer of Gaiam) at his company's net investment cost plus transaction expenses. As these companies were under common control, the purchase was accounted for using historical costs, similar to a pooling transaction. Therefore, the difference between the purchase price and the value of net assets acquired was accounted for as a reduction to additional paid-in capital. The total combined purchase price for both companies was $3,848,014.


3.   Securities Available-for-Sale

     Securities available-for-sale consisted of shares of common stock from one issuer. During 1998, Gaiam sold 60,000 shares of this common stock at market value for $703,125 to a related party and recognized a gain of $696,992 on the sale. During the first and second quarters of 1999, Gaiam sold 100,000 shares of the common stock at market value for $538,750 to a related party, and recognized a gain of $528,528 on the sale. During the third and fourth quarters of 1999, Gaiam sold its remaining 215,000 shares of common stock for $2.0 million to a non-related party and recognized a gain of $2.0 million on the sale.


4.   Property and Equipment

     Property and equipment, stated at cost, consists of the following:

                                          December 31,
                                       1999         2000
                                    --------------------------
Land                                         --  $ 1,100,000
Buildings                                    --    1,800,000
Furniture, fixtures and equipment   $   805,182    1,295,030
Leasehold improvements                  333,747      714,460
Website development (including
 construction-in-process costs)       1,600,728    5,391,243
Computer/telephone equipment          1,632,065    2,571,033
Warehouse equipment                     222,329      567,667
--------------------------------------------------------------
                                      4,594,051   13,439,433
Accumulated depreciation and
amortization                         (1,425,868)  (2,641,932)
--------------------------------------------------------------
                                    $ 3,168,183  $10,797,501
==============================================================

5.   Commitments

     At December 31, 1999 and 2000, Gaiam's property held under capital leases consisted of the following, which is included in property and equipment:

                                             December 31,
                                          1999          2000
                                       -----------------------

Warehouse equipment                    $ 40,229      $  40,229
Computer/telephone equipment            365,545        578,064
--------------------------------------------------------------------
                                        405,774        618,293
Accumulated amortization                (99,189)      (181,085)
                                       --------      ---------
                                       $306,585      $ 437,208
====================================================================

     Gaiam leases equipment and office, retail, and warehouse space through capital and operating leases. The following schedule represents the annual future minimum payments, as of December 31, 2000:

                                                       Capital    Operating
-----------------------------------------------------------------------------
2001                                                 $  155,692   $1,100,818
2002                                                    147,379    1,081,874
2003                                                    125,412    1,039,092
2004                                                     55,458    1,039,092
-----------------------------------------------------------------------------
Total minimum lease payments                         $  483,941   $4,260,876
=============================================================================
Less portion related to interest                        (66,121)
Present value of future minimum lease
payments                                                417,820
Less current portion                                   (147,649)
                                                     ----------
                                                     $  270,171
=============================================================================

Gaiam incurred rent expense of $646,886, $790,393 and $1,084,071 for the years ended December 31, 1998, 1999 and 2000, respectively.


6.   Line of Credit

     Gaiam was a party to revolving line of credit agreements, which extended through January 31, 2003. The credit agreements permitted borrowings up to $6.5 million based upon the collateral value of Gaiam's accounts receivable and inventory. Borrowings under these agreements bear interest at the prime rate, which was 9.5% at December 31, 2000. These borrowings were secured by a pledge of Gaiam's assets, and contained various financial covenants, including prohibiting the payment of cash dividends to its shareholders and requiring the maintenance of certain financial ratios. At December 31, 2000, Gaiam was in compliance with all the financial covenants.

     During April 2001, Gaiam entered into new credit agreements with Wells Fargo Bank West N.A. These agreements increase Gaiam's borrowing capacity from $6.5 million to $14.9 million. Under a revolving line of credit, Gaiam has availability of up to $10 million with a maturity date of June 30, 2003, and under a term loan, Gaiam may borrow up to $4.9 million, with a maturity of July 1, 2006. Borrowings under these agreements bear interest at the lower of prime rate less 50 basis points or LIBOR plus 275 basis points. These borrowings are secured by a pledge of Gaiam's assets, and contain various financial covenants, including prohibiting the payment of cash dividends to Gaiam's shareholders and requiring the maintenance of certain financial ratios.

7.   Income Taxes

     The provision for income taxes is comprised of the following:

                                                     December 31,
                                           1998         1999         2000
-----------------------------------------------------------------------------
Current:
Federal                                 $ 197,142   $1,006,008   $1,117,823
State                                      45,129      156,426      155,954
-----------------------------------------------------------------------------
                                          242,271    1,162,434    1,273,777

Deferred:
Federal                                    25,852      (37,610)     322,798
State                                     (16,168)     (62,035)     (41,088)
-----------------------------------------------------------------------------
                                            9,684      (99,645)    (281,710)
-----------------------------------------------------------------------------
Total                                   $ 251,955   $1,062,789   $1,555,487
                            =================================================

Variations from the federal statutory rate are as follows:

                                                                             December 31,
                                                                   1998         1999        2000
                                                ------------------------------------------------------
Expected federal income tax
expense at statutory rate
of 34%                                                           $ 466,934   $  928,294   $1,409,182

Effect of legal judgment -
permanent difference                                              (251,609)          --           --
Effect of other permanent
differences                                                         20,276       40,104       27,359
State income tax expense,
net of federal benefit                                              16,354       94,391      118,946
------------------------------------------------------------------------------------------------------
Income tax expense                                               $ 251,955   $1,062,789    1,555,487
======================================================================================================

     The legal judgment was a liability acquired in the purchase of a 67% interest in Healing Arts Publishing. This $740,000 liability paid by Gaiam in 1998 resulted in a permanent tax benefit.

     Deferred income taxes reflect net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net accumulated deferred income tax asset or liability as of December 31, 1999 and 2000 are as follows:

                                                      December 31,

                                                   1999       2000
                                                   ---------------
Deferred tax assets:

 Reserve for bad debts                           $ 57,386   $ 113,373
 Capitalized inventory                             29,777      30,165
  Amortization                                         --       2,594
                                                 --------   ---------
                                                   87,163     146,132
Deferred tax liabilities:

Amortization                                      (66,060)         --
 Prepaid catalog costs                                 --     (24,439)
Depreciation                                       (1,181)   (387,562)
                                                 --------   ---------

                                                  (67,241)   (412,001)
                                                 --------   ---------
Deferred tax asset (liability), net              $ 19,922   $(265,869)
                                                 ========   =========

8.   Stockholders' Equity

     Gaiam has warrant certificates outstanding during the year and at December 31, 2000 that entitled the holder to purchase 24,000 shares of Class A common stock at $.50 per share. The warrant is exercisable during a two-year period beginning January 20, 2002 and ending January 9, 2004.

     In June 1999, Gaiam completed a private placement whereby 331,429 shares of Class A common stock were issued at $4.375 per share. A total of $2.0 million in convertible debentures with a stated interest rate of 8% were issued during 1998 and the first six months of 1999. These debentures were convertible automatically upon the closing of the initial public offering into Class A common stock at the initial public offering per share price. A total of $1.5 million of these debentures were converted into 295,000 shares of Class A common stock, and a $500,000 debenture was repaid in cash.

     Gaiam's initial public offering of 1,705,000 shares of Class A common stock at $5.00 per share was completed in October 1999. The underwriters also exercised their overallotment option for 102,861 additional shares during November 1999. Net proceeds to Gaiam, after deducting all commissions and expenses associated with the offering, were $6.1 million.

     In 1999, Gaiam issued 207,247 shares of Class A common stock in lieu of cash payments for acquisitions, and Gaiam's Chief Executive Officer converted 1,635,000 shares of Class B common stock into 1,635,000 shares of Class A common stock.

     During 2000, Gaiam issued 21,243 shares of Class A common stock for two acquisitions, 6,776 shares of Class A common stock to three directors, in lieu of cash compensation, and 3,628 shares of Class A common stock upon exercise of options granted under the 1999 Long-Term Incentive Plan.

     As of December 31, 2000, Gaiam had the following Class A common shares reserved for future issuance:


  Awards under the 1999 Long-Term Incentive Plan                   1,127,562
  Shares reserved for warrant exercise                                24,000
                                                                   ---------
  Total shares reserved for future issuance                        1,151,562
                                                                   =========

     During the first quarter of 2001, Gaiam agreed to issue approximately 481,424 shares of Class A common stock in conjunction with its merger with Real Goods, and issued 3,897 shares of Class A common stock upon exercise of options granted under the 1999 Long-Term Incentive Plan.


9.   Stock Option Plans

     On June 1, 1999, Gaiam adopted the 1999 Long-Term Incentive Plan ("the Plan"), which provides for the granting of options to purchase up to 1.6 million shares of Gaiam's common stock. Both incentive stock options and non-qualified stock options may be issued under the provisions of the Plan. Employees of Gaiam and its affiliates, members of the Board of Directors, consultants and certain key advisors are eligible to participate in the plan, which shall terminate no later than June 1, 2009. These options granted under the Plan generally vest and become exercisable at 2% per month for the 50 months beginning in the eleventh month after the date of grant. All grants expire 7 years from the date of grant.

     Gaiam recorded deferred compensation of $106,992 and $413,320 in 1999 and 2000, respectively. In 2000, deferred compensation was recorded in connection with: acquisitions made by Gaiam in which options were issued to employees of an acquired company; options issued to employees whereby the grant price differed from the deemed fair value of Gaiam's common stock; and options issued to non-employees for services to be provided over the related terms of their respective agreements. The amounts recorded in 1999 represent the difference between the grant price and the deemed fair value of Gaiam's common stock for shares subject to options granted in 1999. The amortization of deferred compensation is charged to operations over the service period of the options, which is typically 5 years. Total amortization expense recognized in 1999 and 2000 related to deferred compensation was $0 and $97,486, respectively.

A summary of stock option activity and weighted average exercise prices for the years ended December 31, 1999 and 2000 follows:

                                            1999                     2000
                                    ------------------------  --------------------------
                                                 Weighted                     Weighted
                                                  Average                      Average
                                                 Exercise                     Exercise
                                       Shares     Price          Shares         Price
                                    ------------------------   -------------------------
Outstanding at beginning of year           --      $   --        890,900        $ 6.10
Granted:
  Price equal to fair value           851,200        4.51        253,500         15.96
  Price less than fair value           39,700        7.18         39,000         15.28
Exercised                                  --          --         (3,628)         4.38
Forfeited                                  --          --        (52,210)         6.52
                                    ---------------------      ------------------------
Outstanding at end of year            890,900     $  6.10      1,127,562        $ 7.45
                                           --     $    --        128,552        $ 4.47
Exercisable at end of year

Shares available on December 31,
 for options that may be granted      709,100                    472,438

     A summary of stock options outstanding as of December 31, 2000 follows:


                          Outstanding Stock Options                                   Exercisable Stock Options
--------------------------------------------------------------------------------  -------------------------------------
                                                Weighted          Weighted                                  Weighted
                                                 Average          Average                                   Average
     Range of              Shares               Remaining         Exercise                                  Exercise
   Exercise Prices        Outstanding          Life (Years)         Price                 Shares             Price
---------------------------------------------------------------------------------  -------------------------------------

   $ 4.00 - $ 4.99         637,712                5.4            $ 4.38                   102,128          $ 4.38
   $ 5.00 - $ 5.99         171,500                5.8            $ 5.00                    24,950          $ 5.00
   $ 7.00 - $ 7.99          33,350                5.9            $ 7.18                     1,334          $ 7.18
   $15.00 - $15.99         193,000                6.8            $15.28                       140          $15.50
   $16.00 - $16.99          15,000                6.6            $16.34                         -               -
   $17.00 - $17.99          77,000                6.7            $17.18                         -               -
------------------------------------------------------------------------           -------------------------------------
   $ 4.00 - $17.99       1,127,562                5.9            $ 7.46                   128,552          $ 4.54


               Had compensation cost for Gaiam's stock-based compensation plan been determined under the fair value methodology for determining compensation cost under SFAS No. 123, Gaiam's net income and income per share for the years ended December 31, 2000 and 1999, would have been as follows:


                                                For the Years Ended
                                                   December 31,
                                              ----------------------
                                                    1999        2000
                                              ----------------------
Net income
  As reported                                 $1,718,345  $2,648,871
  Pro forma                                    1,599,102   2,258,005
Net income per common share
  As reported                                 $     0.20  $     0.24
  Pro forma                                   $     0.18  $     0.21
Fully diluted net income per common share:
  As reported                                 $     0.19  $     0.23
  Pro forma                                   $     0.18  $     0.20

          In estimating the pro forma compensation expense for each equity award granted during the year, Gaiam used the Black Scholes option pricing model, with the following weighted-average assumptions used for grants in 1999 and 2000, respectively: risk-free interest rates in a range of 5.78% and 6.00%, expected dividend yield of zero; expected option lives of 5 years, and expected volatility of 1.29 and 0.48. Options granted prior to Gaiam's initial public offering were valued using the minimum value method and, therefore, volatility was not applicable.

                                                           1999    2000
                                                           ----    ----

       Weighted-average fair value of options
        granted during the year:
         Price equal to fair value                        $ 1.85   $11.85
         Price less than fair value                       $11.21   $11.38

10.  Related Party Transactions

     In 1997, Gaiam entered into a fulfillment agreement with InnerBalance Health, publisher of a natural health catalog, (a related party under common ownership with the Chief Executive Officer of Gaiam) to provide customer sales, service, warehousing and distribution services. On October 1, 1998, Gaiam acquired all of the stock and net assets of InnerBalance Health, Inc. As these were companies under common control, Gaiam accounted for the purchase using historical cost. Therefore, the excess of the purchase price of $523,677 over the value of net assets was accounted for as a reduction to additional paid-in capital.

     In 1999, Gaiam engaged the services of ccplanet.com, Inc. (a related party under common ownership with the Chief Executive Officer of Gaiam) to develop and implement a new web site design utilizing the latest technology for its direct to consumer operations. Gaiam paid ccplanet a total of $4.5 million for work performed on this project during 1999 and 2000, and the new Gaiam.com website was placed into service in March 2000. Gaiam has made its customer database and certain visual media available to ccplanet in exchange for additional fees totaling $600,000 during 1999 and $1.4 million in 2000.

     Because of Whole Foods Market's investments in Gaiam.com, Whole Foods Market may be considered a related party. Whole Foods Market and Gaiam have also entered into a 10-year joint marketing agreement to promote each other's businesses and share customer data. The companies are installing a store-within-store concept, presenting Gaiam's lifestyle products in Whole Goods Market's larger stores.

     In 2000, the Chief Executive Officer advanced funds to purchase a 70% interest in an organic clothing manufacturer. These advances, plus applicable interest, were repaid in December 2000. Additionally, Gaiam purchased approximately $300,000 in inventory from Earthlings, Inc. (a related party under common ownership with the Chief Executive Officer of Gaiam) at Earthling's cost.

     On January 5, 2001 and February 1, 2001, respectively, Gaiam acquired all of the Stock of Earthlings, Inc. and Self Care, Inc. (companies under common ownership with the Chief Executive Officer of Gaiam) at his company's net investment plus transaction expenses. As these companies were under common control, the purchase was accounted for using historical costs, similar to a pooling transaction. Therefore, the difference between the purchase price and the value of net assets acquired was accounted for as reduction to additional paid-in capital. The total combined purchase price for both companies was $3,848,014.

11.  Subsequent Events

     During April 2001, Gaiam entered into new credit agreements with Wells Fargo Bank West N.A. These agreements increase Gaiam's borrowing capacity from $6.5 million to $14.9 million. Under a revolving line of credit Gaiam has availability of up to $10 million with a maturity date of June 30, 2003, and under a term loan Gaiam may borrow up to $4.9 million, with a maturity of July 1, 2006. Borrowings under these agreements bear interest at the lower of prime rate less 50 basis points or LIBOR plus 275 basis points. These borrowings are secured by a pledge of Gaiam's assets, and contain various financial covenants, including prohibiting the payment of cash dividends to Gaiam's shareholders and requiring the maintenance of certain financial ratios.

12.  Segment Information

     Gaiam has two business segments: Direct to Consumer and Business to Business; both of which sell products, services and information produced or purchased from other suppliers. Although the customer bases do not overlap to any extent, the production, purchase and delivery processes overlap in some areas. Gaiam does not accumulate the balance sheet by segment for purposes of management review.

     Each of the two segments qualifies as such because each is more than 10% of combined revenue. Contribution margin is defined as net sales, less cost of goods sold and direct expenses. Financial information for Gaiam's business segments was as follows:

                                                Year Ended December 31,         Three Months Ended March 31
                                           1998         1999          2000          2000           2001
                                                                                        (Unaudited)
                                           -----------------------------------------------------------------
Net revenue:
 Direct to consumer                    $26,897,236  $34,573,540   $43,823,460   $ 9,809,655      $10,536,386
 Business to business                    3,841,304   11,151,122    16,764,558     2,748,782        7,135,127
                                       ---------------------------------------------------------------------
Consolidated net revenue                30,738,540  $45,724,662    60,588,018    12,558,437       17,671,513
Contribution margin:
 Direct to consumer                        128,691     (243,949)      841,351        44,376           97,736
 Business to business                      856,152    2,368,360     3,586,415       411,983          637,629
                                       ---------------------------------------------------------------------
  Consolidated contribution margin         984,843    2,124,411     4,427,766       456,359          735,365

Reconciliation of Contribution margin
 to net income:

 Other income (expense)                    388,491      605,865       283,114      (122,945)          67,698
 Income tax expense                        251,955    1,062,789     1,555,487       125,130          301,390
 Minority interest expense                 261,598      (50,858)      (59,706)        4,992           82,645
                                       ---------------------------------------------------------------------
Net income                             $   859,781    1,718,345   $ 2,648,871   $   203,292      $   419,028
                                       =====================================================================

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Real Goods Trading Corporation

     We have audited the accompanying balance sheet of Real Goods Trading Corporation as of March 31, 2000, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Real Goods Trading Corporation as of March 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                   /s/ Moss Adams LLP
                             -------------------------------
                                      Moss Adams LLP


Santa Rosa, California
May 24, 2000

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareowners
Real Goods Trading Corporation:

     We have audited the accompanying balance sheet of Real Goods Trading Corporation (the "Company") as of March 31, 1999 and the related statements of operations, shareowners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respect, the financial position of Real Goods Trading Corporation as of March 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



                                 /s/ Deloitte & Touche LLP
                             -------------------------------
                                    Deloitte & Touche LLP


Oakland, CA
May 21, 1999

                        REAL GOODS TRADING CORPORATION

                                BALANCE SHEETS
                            March 31, 2000 and 1999
                       (In thousands except share data)

                                                                 2000     1999
                                                                -------  ------
                           ASSETS
                           ------
Current assets:
  Cash........................................................  $   876  $2,048
  Marketable securities.......................................    1,568      --
  Accounts receivable, net of allowance of $6 in 2000 and
   1999.......................................................      152     240
  Note receivable.............................................       --      20
  Inventories, net............................................    3,165   2,080
  Deferred catalog costs, net.................................      381     272
  Prepaid expenses............................................      150     266
  Deferred income taxes.......................................       34      89
                                                                -------  ------
    Total current assets......................................    6,326   5,015
Property, equipment and improvements, net.....................    4,063   3,553
Other assets..................................................      253     198
Property held for sale........................................       78      78
Note receivable--affiliate, net of allowance of $259 in 2000..       60     196
Deferred income taxes.........................................      664      39
                                                                -------  ------
    Total assets..............................................  $11,444  $9,079
                                                                =======  ======

             LIABILITIES AND SHAREOWNERS' EQUITY
             -----------------------------------

Current liabilities:
  Accounts payable............................................  $ 1,374  $  873
  Accrued expenses............................................      309     620
  Deposits....................................................       55     138
  Current maturities of long-term debt........................       17      16
  Other taxes payable.........................................       39      57
    Total current liabilities.................................    1,794   1,704
Long-term debt, less current maturities.......................      534     552
                                                                -------  ------
    Total liabilities.........................................    2,328   2,256
                                                                -------  ------
Shareowners' equity:
Common stock, without par value:
  Authorized 10,000,000 shares; issued and outstanding,
   4,881,742 and 4,080,742 shares, respectively...............   10,771   7,188
Accumulated deficit...........................................   (1,655)   (365)
                                                                -------  ------
    Total shareowners' equity.................................    9,116   6,823
                                                                -------  ------
      Total liabilities and shareowners' equity...............  $11,444  $9,079
                                                                =======  ======
                       See notes to financial statements

                        REAL GOODS TRADING CORPORATION

                           STATEMENTS OF OPERATIONS
                      Years Ended March 31, 2000 and 1999
                (In thousands except share and per share data)


                                                          2000        1999
                                                       ----------  ----------
Net Sales............................................. $   18,979  $   18,736
Cost of sales.........................................     11,145      10,904
  Gross profit........................................      7,834       7,832
Selling, general and administrative expenses..........      9,402       8,497
  Loss from operations................................     (1,568)       (665)
Interest income, net..................................         63          42
Loss on disposition of assets.........................       (354)         (9)
  Loss before income taxes............................     (1,859)       (632)
Income tax benefit....................................        569         150
                                                       ----------  ----------
  Net loss............................................ $   (1,290) $     (482)
                                                       ==========  ==========
Net loss per share, basic and diluted................. $    (0.29) $    (0.12)
Weighted average shares outstanding, basic and
 diluted..............................................  4,384,887   4,004,286



                       See notes to financial statements

                        REAL GOODS TRADING CORPORATION

                           STATEMENTS OF CASH FLOWS
                      Years Ended March 31, 2000 and 1999
                                (In Thousands)

                                                               2000     1999
                                                              -------  ------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..................................................... $(1,290) $ (482)
Adjustments to reconcile net loss to net cash from operating activities:
  Depreciation and amortization..............................     452     344
  Loss/writedown on disposition of assets....................     252       9
  Deferred income taxes......................................    (570)   (151)
  Other......................................................     (18)     14
Changes in assets and liabilities:
  Accounts receivable........................................      88     (30)
  Note receivable............................................      20     (20)
  Inventories................................................  (1,085)    256
  Deferred catalog costs, net................................    (109)    167
  Prepaid expenses...........................................     116     (52)
  Income taxes receivable....................................     --      167
  Accounts payable...........................................     501     147
  Accrued expenses and other.................................    (311)    298
  Deposits...................................................     (83)   (296)
                                                              -------  ------
NET CASH FROM OPERATING ACTIVITIES...........................  (2,037)    371
                                                              -------  ------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment, and construction in progress........    (962)   (514)
  Investments in marketable securities.......................  (3,093)    --
  Maturities of marketable securities........................   1,525     --
  Purchase of other assets...................................     (55)    (45)
  Proceeds from sale of equipment and other assets...........     --       25
  Note receivable--affiliate.................................    (116)   (196)
                                                              -------  ------
NET CASH FROM INVESTING ACTIVITIES...........................  (2,701)   (730)
                                                              -------  ------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net................   3,586   1,138
  Repayment of debt..........................................     (17)    (17)
  Purchase of common stock...................................      (3)    (15)
                                                              -------  ------
NET CASH FROM FINANCING ACTIVITIES...........................   3,566   1,106
                                                              -------  ------
NET INCREASE (DECREASE) IN CASH..............................  (1,172)    747
CASH AT BEGINNING OF PERIOD..................................   2,048   1,301
                                                              -------  ------
CASH AT END OF PERIOD........................................ $   876  $2,048
                                                              =======  ======
Other cash flow information:
  Interest paid.............................................. $    47  $   48
  Income taxes paid..........................................       1       1

                       See notes to financial statements

                        REAL GOODS TRADING CORPORATION

                       STATEMENTS OF SHAREOWNERS' EQUITY
                      Years Ended March 31, 2000 and 1999
                                (In thousands)

                                                                        Common Stock
                                                                    ---------------------
                                             Number                 Retained        Total
                                               of                   Earnings     Shareowners
                                             Shares      Amount     (Deficit)      Equity
                                             ------     -------     ---------    -----------
BALANCE, MARCH 31, 1998................      3,857      $ 6,065      $    117       $  6,182
Issuance of common stock in direct
 public offering, net of offering costs
 of $99................................        228        1,138            --          1,138
Shares repurchased.....................         (4)         (15)           --            (15)
Net loss...............................         --           --          (482)          (482)
                                             -----------------------------------------------
BALANCE, MARCH 31, 1999................      4,081        7,188          (365)         6,823
Issuance of common stock, net of issue
 costs of $22..........................        800        3,578            --          3,578
Exercise of common stock options under
 option plan...........................          2            8            --              8
Shares repurchased.....................         (1)          (3)           --             (3)
Net loss...............................         --           --        (1,290)        (1,290)
                                             -----------------------------------------------
BALANCE, MARCH 31, 2000................      4,882      $10,771      $ (1,655)      $  9,116
                                             ===============================================

                       See notes to financial statements

                        REAL GOODS TRADING CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   ORGANIZATION--Real Goods Trading Corporation (the "Company") was organized on July 1, 1990 and sells primarily environmentally related, "healthy living" and renewable energy products through mail order catalogs, four retail stores, the Internet, and direct sales from its renewable energy department.

   USE OF ESTIMATES--The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   CHANGE IN PRESENTATION--Included in net sales for fiscal years 2000 and 1999 are shipping and handling fees collected from customers of $1,388,000 and $1,516,000, respectively. Included in cost of sales for fiscal years 2000 and 1999 are freight out expenses of $1,118,000 and $1,152,000 respectively. Previously, these amounts were presented as a net amount in selling, general and administrative expenses. Such sales and cost of sales have been reclassified into net sales and cost of sales for the periods presented because management believes this more accurately represents the Company's true sales and cost of sales amounts.

   CASH AND MARKETABLE SECURITIES--Marketable securities are classified as available-for-sale and are available to support current operations or to take advantage of other investment opportunities. Marketable securities are stated at estimated fair value based upon market quotes and consist of bonds, commercial paper and Federal agency securities. As of March 31, 2000, fair value approximated cost and no unrealized gain or loss was included in retained earnings. Realized gains and losses are included in other income. Interest earned is included in interest income. The Company has deposits in money funds in excess of federally insured levels. These deposits are placed with quality financial institutions.

   INVENTORIES are stated at the lower of cost (first-in/first-out method) or market. Inventories include expenses associated with acquiring the inventory.

   DEFERRED CATALOG COSTS--The Company capitalizes the direct cost of producing and distributing its mail order catalogs. Deferred catalog costs are amortized based on the estimated sales lives of the catalogs, generally eighteen weeks.

   PROPERTY, EQUIPMENT AND IMPROVEMENTS are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 40 years.

   INTERNET SITE COSTS are capitalized in accordance with AICPA Statement of Position (SOP) 98-1 and EITF 00-2 in connection with construction of Internet site.

   PROPERTY HELD FOR SALE--The building and land which were the former Snow Belt Store are currently held for sale.

   NOTE RECEIVABLE--AFFILIATE--The note receivable represents net funds advanced to the Real Goods Institute for Solar Living ("ISL") and bears interest at 5.25% per year. Interest only is payable until the ISL becomes self-funding.

   PRE-OPENING COSTS for retail stores are expensed as incurred.

   INCOME TAXES--The Company accounts for its income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events

                        REAL GOODS TRADING CORPORATION
that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than changes in tax laws.

   LOSS PER SHARE--Basic loss per share is computed by dividing net loss by the weighted average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if contracts to issue common stock were exercised or converted to common stock. Dilutive stock options were not included for the fiscal years ended March 31, 2000 and 1999, as the Company incurred a net loss in each year and the effect would be antidilutive.

   RECLASSIFICATION--The 1999 financial statements have been reclassified in order to conform to the March 31, 2000 presentation.

   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--Statement of Financial Accounting Standard ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments" requires disclosure of the estimated fair value of financial instruments. The carrying values of cash, marketable securities, accounts receivable, accounts payable, and long-term debt approximates their estimated fair values.

   STOCK-BASED COMPENSATION--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

   COMPREHENSIVE INCOME--Comprehensive loss and net loss are the same.

2. MARKETABLE SECURITIES

   During the year ended March 31, 2000, the Company purchased marketable securities consisting of bonds and commercial paper. The following is a summary of short-term investments included in marketable securities (in thousands):


                                                   Gross      Gross    Estimated
                                                 Unrealized Unrealized   Fair
                                          Cost     Gains      Loses      Value
                                         ------- ---------- ---------- ---------
   March 31, 2000:
     Corporate Bonds.................... $   411   $   --     $   --      $  411
     Federal agency securities..........     579       --         --         579
     Commercial Paper...................     578       --         --         578
                                         -------   ------     ------      ------
                                         $ 1,568   $   --     $   --      $1,568
                                         =======   ======     ======      ======

All short-term investments mature within one year of March 31, 2000.

                        REAL GOODS TRADING CORPORATION

3. PROPERTY, EQUIPMENT AND IMPROVEMENTS

   Property, equipment and improvements consist of the following at March 31 (in thousands):

                                                                2000     1999
                                                               -------  -------
   Land....................................................... $   480  $   480
   Land improvements..........................................     783      783
   Buildings and leasehold improvements.......................   1,821    1,551
   Equipment, furniture and fixtures..........................   2,219    1,732
   Internet site costs........................................     139      --
   Construction in progress...................................      84       15
                                                               -------  -------
     Total....................................................   5,526    4,561
   Less accumulated depreciation..............................  (1,463)  (1,008)
                                                               -------  -------
   Property, equipment and improvements, net.................. $ 4,063  $ 3,553
                                                               =======  =======
4. LINE OF CREDIT

   The Company has a line of credit agreement for $1,500,000 with National Bank of the Redwoods (the "Bank"), which expires on February 28, 2001. Borrowings bear interest at 1.5% over the prime rate, payable in monthly installments. At March 31, 2000 and 1999, no amounts were outstanding on the Company's line of credit.

   The line of credit agreement contains restrictive covenants including debt to net worth and current ratios, restrictions on capital expenditures, positive cash flow at a certain point in the fiscal year and prohibitions on payment of cash dividends without the Bank's approval. The line is collateralized by substantially all of the Company's assets, including inventory, accounts receivable and mailing lists as well as a key person life insurance policy on the life of the Company's Chairman and largest shareowner.

5. DEBT

   Long term debt consists of the following at March 31 (in thousands):

                                                                     2000  1999
                                                                     ----  ----
   Small Business Administration term loan, interest at 7.77%, payable through September 2016, secured by land and building in
    Hopland, California............................................. $551  $568
   Less: current portion............................................   17    16
   Long-term portion................................................ $534  $552

   Principal payments on long-term debt are as follows (in thousands):

   Fiscal Year ending March 31:
     2001................................................................ $ 17
     2002................................................................   19
     2003................................................................   20
     2004................................................................   22
     2005................................................................   23
     Thereafter..........................................................  450
                                                                          ----
       Total............................................................. $551
                                                                          ====

                        REAL GOODS TRADING CORPORATION

6. ASSET HELD FOR SALE

   The Company owns land and buildings in Amherst, Wisconsin which it is seeking to sell. At March 31, 1999 and 2000, the land and building had a net book value of $78,000 and was rented out while it is being offered for sale.

7. LEASES

   The Company has operating leases for its offices, warehouse facilities, the Eugene and Berkeley stores and certain equipment, which expire from October 2000 through March 2010. Rental expense for the years ended March 31, 2000 and 1999 was $403,000 and $308,000 respectively.

   Future minimum annual lease payments under operating leases are as follows (in thousands):

   Fiscal Year ending March 31:
     2001.............................................................. $  533
     2002..............................................................    525
     2003..............................................................    463
     2004..............................................................    456
     2005..............................................................    193
     Thereafter........................................................    631
                                                                        ------
       Total........................................................... $2,801
                                                                        ======

8. INCOME TAXES

   Income tax benefits consist of the following for the years ended March 31 (in thousands):

                                                                   2000   1999
                                                                   -----  -----
   Current:
     Federal...................................................... $  --  $  --
     State........................................................     1      1
                                                                   -----  -----
       Total......................................................     1      1
     Deferred--federal............................................  (570)  (151)
                                                                   -----  -----
       Total benefit.............................................. $(569) $(150)
                                                                   =====  =====

   The income tax benefit for financial reporting purposes are different from the tax provision computed by applying the statutory federal income tax rate. The differences for each year are reconciled as follows (in thousands):

                                                                  2000   1999
                                                                  -----  -----
   Federal income taxes at statutory income tax rate (34%)....... $(632) $(215)
   State taxes net of federal tax benefit........................  (112)   (14)
   Effect of permanent differences...............................     6      8
   Valuation allowance...........................................   100    107
   Other.........................................................    69    (36)
                                                                  -----  -----
   Benefit....................................................... $(569) $(150)
                                                                  =====  =====

                        REAL GOODS TRADING CORPORATION

   The components of the net deferred tax asset (liability) at year-end are as follows (in thousands):

                                                                   2000   1999
                                                                   -----  -----
   Deferred tax assets:
     Benefit of net operating loss carryforwards.................. $ 792  $ 183
     Allowance for doubtful accounts..............................   110     --
     Stock option compensation....................................    14     14
     Reduction in cost of property................................    30     15
     Other........................................................     1     10
                                                                     947    222
   Less valuation allowance.......................................  (283)  (183)
                                                                   -----  -----
   Non-current deferred tax asset.................................   664     39
                                                                   -----  -----
   Deferred tax assets (liabilities):
     Inventory reserves...........................................    47     99
     Catalog costs................................................   (22)   (37)
     Accruals.....................................................    24     32
     Other........................................................     3     (5)
                                                                   -----  -----
       Current deferred tax assets................................    52     89
   Less valuation allowance.......................................   (18)    --
                                                                   -----  -----
   Current deferred tax asset.....................................    34     89
                                                                   -----  -----
   Net deferred tax asset......................................... $ 698  $ 128
                                                                   =====  =====

   Because of the uncertain nature of their ultimate utilization, a partial valuation allowance is recorded against the deferred tax assets associated with the net operating losses. At March 31, 2000, the Company has net operating losses available for carryforward of approximately $1,950,000 and $1,536,000 for federal and state purposes, respectively. The federal net operating loss and $430,000 of the state net operating losses will expire in 2013 through 2020. The remaining state net operating losses expire through 2005. The Company intends to use various tax planning strategies to fully utilize the loss carryforwards prior to expiration.

9. SHAREOWNER AGREEMENTS

   The Chairman of the Board, founder and largest shareowner has a renewable one-year employment agreement with the Company which provides for an annual salary of $125,000. As of April 1, 2000 the Chairman voluntarily agreed to a reduction in such salary to $110,000 on a month to month basis.

   The Company also has a split dollar life insurance agreement with this individual whereby the Company pays the premiums. The Company has been granted a security interest in the cash value and death benefit of the policy, and certain shares of the Company stock owned by the Chairman of the Board have been pledged as additional collateral during the period in which the premiums exceed the cash surrender value. The net cash surrender value at March 31, 2000 was $215,000 and is included in other assets.

10. SHAREOWNERS' EQUITY

   On August 11, 1997 the Company commenced a direct public offering of up to 1,000,000 shares of newly issued stock and 300,000 shares offered by a selling shareholder at $5.50 per share. The offering closed on June 30, 1998.

   Through March 31, 1999, the Company had issued 676,641 new shares of common stock, generating gross proceeds of $3,620,000, and had incurred costs of $697,000 related to the direct public offering.

                        REAL GOODS TRADING CORPORATION

   In August 1998, the Company was authorized to repurchase up to $100,000 of common stock in open market and private transactions. In fiscal 1999, 3,900 shares were repurchased for $14,850. In fiscal 2000, 800 shares were repurchased for $2,750. Through March 31, 2000, a total of 13,884 shares had been repurchased for $66,643.

   On September 23, 1999 WholePeople.com purchased 800,000 shares of common stock for $3,578,000, net of issuance costs of $22,000.

   Subsequent to year-end, in April 2000, the Company repurchased 50,000 shares for $100,000.

11. BENEFIT PLANS AND STOCK OPTIONS

   The Company sponsors a 401(k) retirement plan. The plan does not require matching funds from the Company, and the Company has made no contributions to the plan.

   Under the Company's Third Amended and Restated Fiscal 1993 Stock Incentive Plan ("Employee Plan") the Company can grant incentive and non-qualified options to purchase 1,200,000 shares of common stock. Incentive Stock Options can be granted at prices not less than 100% of the fair market value of the common shares (85% for non-qualified options) on the date the option is granted, and normally vest over a period not exceeding five years from the date of grant. Options expire ten years from date of grant. As of March 31, 2000, options to purchase 1,110,550 shares were outstanding.

   In September 1998 the Board of Directors revised the exercise price of all outstanding Employee Plan options to $4.50 per share.

   The Company has reserved 100,000 shares of common stock for its Non-Employee Directors' Stock Option Plan ("Director's Plan"). As of March 31, 2000, options to purchase 75,000 shares were outstanding and none have been exercised.

                                                                           Weighted
                                                                           Average
                                                        Number of          Exercise
                                                          Shares            Price
                                                      --------------       --------
                                                      (in thousands)
    Outstanding at March 31, 1998...................             344        $ 5.37
    Granted.........................................             448          4.50
    Forfeited.......................................            (125)         5.37
    Terminated as a result of option repricing......            (341)         5.39
    Issued as a result of option repricing..........             341          4.50
                                                              ------        ------
    Outstanding at March 31, 1999...................             667          4.59
    Granted.........................................             838          4.50
    Forfeited.......................................            (317)        (4.52)
    Exercised.......................................              (2)        (4.50)
                                                              ------        ------
    Outstanding at March 31, 2000...................           1,186        $ 4.57
                                                              ======        ======
    Shares exercisable at March 31, 2000............             194        $ 4.54
    Shares available for grant at March 31, 2000....             114
    Range of exercise prices........................                    $3.38 to $7.12
    Weighted average remaining contractual life at
     March 31, 2000                                        7.5 years

                        REAL GOODS TRADING CORPORATION

Additional Stock Plan Information

   As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No.25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements in fiscal 1999 or 1998.

   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", (SFAS 123) requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of the option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: Expected life, 120 months following vesting in fiscal 2000 and fiscal 1999, stock volatility, 32% in fiscal 1999 and 55% in fiscal 2000; risk free interest rate 5.50% in fiscal 1999 and 5.65% in fiscal 2000; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are calculated at a 50% rate, based on the Company's historical experience. If the computed fair values of the fiscal 2000 and fiscal 1999 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $569,000 or $.14 per share in fiscal 1999, and the pro forma net loss would have been $1,549,000 or $.35 per share in fiscal 2000.

                        REAL GOODS TRADING CORPORATION

12. SEGMENT INFORMATION

   The Company has three divisions (Catalog, Retail and Renewables), all of which sell products purchased from other suppliers for sale directly to customers. The customer bases of all three divisions overlap to some extent, and the purchases and delivery processes to customers overlap as well.

   Each of the three divisions qualifies as a reportable segment because each is more than 10% of the combined revenue of all operating segments. Contribution is defined as net sales less cost of goods sold and direct expenses. Financial information for the Company's business segments was as follows:


                                                              FY 2000  FY 1999
                                                              -------  -------
Net Sales:
  Catalog Division..........................................  $11,699  $11,914
  Retail Division...........................................    4,046    3,743
  Renewables Division.......................................    3,234    3,079
                                                              -------  -------
  Consolidated Net Sales....................................  $18,979  $18,736
                                                              =======  =======
Contribution:
Catalog Division............................................  $ 5,327  $ 5,459
Retail Division.............................................    1,519    1,400
  Renewables Division.......................................      988      973
                                                              -------  -------
  Consolidated Contribution.................................  $ 7,834  $ 7,832
                                                              =======  =======
Reconciliation of Contribution to net loss:
  Selling, general & administrative expenses
  Catalog Division..........................................  $ 5,757  $ 5,687
  Retail Division...........................................    2,267    1,748
  Renewables Division.......................................    1,351    1,032
  Solar Living Center.......................................       27       30
                                                              -------  -------
Consolidated S G & A expenses...............................    9,402    8,497
Interest (income) expense...................................      (63)     (42)
Loss on sales of assets.....................................      354        9
Income tax benefit..........................................     (569)    (150)
                                                              -------  -------
    Net Loss................................................  $(1,290) $  (482)
                                                              =======  =======

                         REAL GOODS TRADING CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                 (In thousands except share and per share data)

                                  Six Months Ended
                                ----------------------
                                Sept. 23,   Sept. 25,
                                   2000        1999
                                ----------  ----------
Net sales.....................  $    6,679  $    8,101
Cost of sales.................       4,148       4,822
Gross profit..................       2,531       3,279
  Selling, general and
   administrative expenses....       4,033       3,807
Loss from operations..........      (1,502)       (528)
Interest income, net of
 interest expense.............          42           8
Loss before income taxes......      (1,460)       (520)
Income tax benefit............         365         182
                                ----------  ----------
    Net loss..................  $   (1,095) $     (338)
                                ==========  ==========
    Net loss per share, basic
     and diluted..............  $    (0.23) $    (0.08)
Weighted average shares
 outstanding, basic and
 diluted......................   4,824,354   4,081,339


                  See notes to condensed financial statements

                         REAL GOODS TRADING CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                 (In thousands)

                                                            Six Months Ended
                                                            ------------------
                                                             Sept.
                                                              23,    Sept. 25,
                                                             2000      1999
                                                            -------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss................................................... $(1,095)  $  (338)
Adjustments to reconcile net loss to net cash from
 operating activities:
  Depreciation and amortization............................     259       204
  Deferred income taxes....................................    (365)     (182)
Changes in assets and liabilities:
  Receivables..............................................     (38)      (77)
  Inventory................................................     520    (1,087)
  Deferred catalog costs...................................      51       --
  Prepaid expenses.........................................     (40)       36
  Other....................................................     --         11
  Accounts payable.........................................    (532)     (136)
  Accrued expenses.........................................     (36)     (122)
  Customer deposits........................................      56       (29)
  Other taxes payable......................................      16       (30)
                                                            -------   -------
    Net cash from operating activities.....................  (1,204)   (1,750)
                                                            -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment, improvements, and construction in
   progress................................................    (372)     (188)
  Note and interest receivable from affiliate..............      (4)      (95)
  Marketable Securities....................................   1,568       --
                                                            -------   -------
    Net cash from investing activities.....................   1,192      (283)
                                                            -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repurchase of stock......................................    (147)       (3)
  Repayment of debt........................................      (8)       (8)
  Proceeds from issuance of common stock, net of issue
   costs...................................................     --      3,587
                                                            -------   -------
    Net cash from financing activities.....................    (155)    3,576
                                                            -------   -------
Net increase (decrease) in cash............................    (167)    1,543
Cash at beginning of period................................     876     2,048
                                                            -------   -------
Cash at end of period...................................... $   709   $ 3,591
                                                            =======   =======


                  See notes to condensed financial statements

                         REAL GOODS TRADING CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (Unaudited)
                  For the Six Months Ended September 23, 2000

NOTE 1--BASIS OF PRESENTATION

   The accompanying unaudited condensed financial statements have been prepared from the records of the Company and, in the opinion of management, include all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 23, 2000 and the interim results of operations and cash flows for the six months ended September 23, 2000 and September 25, 1999. Accounting policies followed by the Company are described in
Note 1 to the audited financial statements for the fiscal year ended March 31, 2000 included in the Company's fiscal 2000 Annual Report to Shareowners. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted for purposes of the condensed financial statements. The condensed financial statements should be read in conjunction with the audited financial statements, including notes thereto, for the year ended March 31, 2000. The results of operations for the six month periods herein presented are not necessarily indicative of the results to be expected for the full year.

NOTE 2--PRESENTATION OF SHIPPING AND HANDLING FEES

   Included in net sales for the six month periods ended September 23, 2000 and September 25, 1999 are shipping and handling fees collected from customers of $226,000 and $438,000 in fiscal 2001 and $259,000 and $536,000 in fiscal 2000, respectively. Included in cost of sales for the six month periods ended September 23, 2000 and September 25, 1999 are freight out expenses of $225,000 and $424,000 in fiscal 2001 and $184,000 and $432,000 in fiscal 2000, respectively.

NOTE 3--LINE OF CREDIT

   The Company has a line of credit agreement for $1,500,000 with National Bank of the Redwoods (the "Bank") which expires on February 28, 2001. Borrowings bear interest at 1.5% over the prime rate, payable in monthly installments. The line of credit agreement contains restrictive covenants including debt to net worth, current ratios, restrictions on capital expenditures, and prohibitions on payment of cash dividends without the Bank's approval. The line is collateralized by substantially all of the Company's assets, including inventory, accounts receivable and mailing lists as well as a key person life insurance policy on the life of the Company's Chairman and largest shareowner. As of September 23, 2000, no amounts were outstanding on the Company's line of credit.

NOTE 4--SHAREOWNERS' EQUITY

   In two separate resolutions in August 1998 and April 2000, the Board of Directors authorized the Company to purchase up to a total of $200,000 of common stock in open market and private transactions. During the first six months of fiscal 2001 the Company repurchased 67,500 shares at an average cost of $2.17 per share.

NOTE 5--SEGMENT INFORMATION

   The Company has four divisions (Catalog, Internet, Retail and Renewables), all of which sell products purchased from other suppliers directly to customers. The customer bases of all four divisions overlap to some extent, and the purchase and delivery processes to customers overlap as well.

                         REAL GOODS TRADING CORPORATION

   Each of the four divisions qualifies as a reportable segment because each is more than 10% of the combined revenue of all operating segments. Financial information for the Company's business segments for the six months ended September 23, 2000 and September 25, 1999 was as follows:

                                                           Sept.
                                                            23,    Sept. 25,
                                                           2000      1999
                                                          -------  ---------
   Net Sales:
     Catalog Division.................................... $ 2,624   $4,066
     Internet Division...................................     833      445
     Retail Division.....................................   2,083    1,701
     Renewables Division.................................   1,059    1,889
     Other...............................................      80
                                                          -------   ------
     Consolidated Net Sales..............................   6,679    8,101
   Gross Profit:
     Catalog Division....................................   1,115    1,840
     Internet Division...................................     343      200
     Retail Division.....................................     773      656
     Renewables Division.................................     270      583
     Other...............................................      30      --
     Consolidated Gross Profit...........................   2,531    3,279
   Reconciliation of Gross Profit to Net Loss:
     Selling, general & administrative expenses:
       Catalog Division..................................   1,678    1,979
       Internet Division.................................     482      141
       Retail Division...................................   1,326      921
       Renewables Division...............................     472      753
       Other.............................................      75       13
       Consolidated S G & A expenses.....................   4,033    3,807
   Interest income.......................................      65       31
   Interest expense......................................     (23)     (23)
   Gain on sale of assets................................     --       --
   Income tax benefit....................................     365      182
     Net Loss............................................ $(1,095)  $ (338)

NOTE 6--SUBSEQUENT EVENT

   On October 13, 2000, the Company signed an agreement to merge the Company with a subsidiary of Gaiam, Inc. subject to Real Goods shareholder approval and other customary conditions. Details about this agreement can be found by examining the Company's press releases and the Form 8-K filed on October 31, 2000.

                                  Gaiam, Inc.
        Unaudited Pro Forma Combined Condensed Statement of Operations

          The fiscal years for Gaiam and Real Goods differ. The following unaudited pro forma combined condensed statements of operations for the year ended December 31, 2000 and the three months ended March 31, 2001 are derived from the historical consolidated condensed statements of operations of Gaiam, Inc. and the historical condensed statements of operations of Real Goods Trading Corporation for the twelve month period ended December 31, 2000 and the three months ended March 31, 2000, adjusted to give effect to their consolidation using the purchase method of accounting for business combinations.

          The unaudited pro forma combined condensed statement of operations for the twelve months ended December 31, 2000 assumes that the merger occurred on January 1, 2000, while the unaudited pro forma combined condensed statement of operations for the three months ended March 31, 2001 assumes that the merger occurred on January 1, 2001.

          The pro forma combined condensed statements of operations are provided for illustrative purposes only and should be read in conjunction with the accompanying notes thereto, and the audited consolidated financial statements and notes thereto of Gaiam, Inc. as of and the for year ended December 31, 2000 and the unaudited consolidated financial statements of Gaiam, Inc. as of and for the three months ended March 31, 2001, and the audited financial statements and the notes thereto of Real Goods Trading Corporation for the year ended March 31, 2000. The pro forma data is not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated at the dates indicated, nor is it necessarily indicative of future operating results and financial condition.

                                  Gaiam, Inc.
         Unaudited Pro Forma Combined Condensed Statement of Operations
                     For the Year Ended December 31, 2000
                                  (Unaudited)

                                                                     Historical
                                                      -------------------------------------------
                                                                                  Real Goods                Total
                                                         Gaiam, Inc.           Trading Corp. (a)      Pro Forma combined
                                                      --------------        ---------------------     ------------------
Net revenue                                             $60,588,018              $15,897,599             $76,485,617

Cost of goods sold                                       23,793,492                9,710,211              33,503,703
                                                      -------------             ------------            ------------
Gross profit                                             36,794,526                6,187,388              42,981,914

Selling, general and administrative                      32,366,760                9,291,494              41,658,254
                                                      -------------             ------------            ------------
Income (loss) from operations                             4,427,766               (3,104,106)              1,323,660

Other income (expense)                                      (73,947)                (354,460)               (428,407)
Interest income (expense) - net                            (209,167)                  53,095                (156,072)
                                                      -------------             ------------            ------------
Other income (expense)                                     (283,114)                (301,365)               (584,479)

Profit (loss) before income taxes                         4,144,652               (3,405,471)                739,181

Provision for income taxes                               (1,555,487)                 943,139                (612,348)
Minority interest in net (income) loss of
  consolidated subsidiary, net of tax                        59,706                        -                  59,706
                                                      -------------             ------------            ------------
Net income (loss)                                       $ 2,648,871              ($2,462,332)            $   186,539
                                                      =============             ============            ============
Net income per share:
  - Basic                                               $      0.24                                      $      0.02
  - Diluted                                             $      0.23                                      $      0.02

Shares used in computing net
  income per share (b):
  - Basic                                                10,858,139                                       11,339,563
  - Diluted                                              11,525,120                                       12,006,544


                            See accompanying notes.

                                  Gaiam, Inc.
            Unaudited Pro Forma Combined Condensed Statement of Operations
                   For the Three Months Ended March 31, 2001
                                  (Unaudited)

                                                                     Historical
                                                      -------------------------------------------
                                                                                Real Goods                  Total
                                                       Gaiam, Inc.           Trading Corp. (c)         Pro Forma Combined
                                                     ---------------       ---------------------       ------------------
Net revenue                                            $17,671,513               $1,416,077                $19,087,590

Cost of goods sold                                       6,847,590                  961,432                  7,809,022
                                                      -------------             ------------               ------------
Gross profit                                            10,823,923                  454,645                 11,278,568

Selling, general and administrative                     10,088,558                1,133,017                 11,221,575
                                                      -------------             ------------               ------------
Income (loss) from operations                              735,365                 (678,372)                    56,993

Other income (expense)                                     184,615                        -                    184,615
Interest income (expense) - net                           (116,917)                   2,369                   (114,548)
                                                      -------------             ------------               ------------
Other income (expense)                                      67,698                    2,369                     70,067
Profit (loss) before income taxes                          803,063                 (676,003)                   127,060

Provision for income taxes                                (301,390)                 169,271                   (132,119)
Minority interest in net (income) loss of
  consolidated subsidiary, net of tax                      (82,645)                       -                    (82,645)
                                                      -------------             ------------               ------------
Net income (loss)                                      $   419,028                ($506,732)                  ($87,704)
                                                      =============             ============               ============
Net income per share:
  - Basic                                              $      0.04                                         $     (0.01)
  - Diluted                                            $      0.04                                         $     (0.01)

Shares used in computing net
  income per share (b):
  - Basic                                               11,205,844                                          11,355,651
  - Diluted                                             11,563,172                                          11,712,979

                            See accompanying notes.

                                  Gaiam, Inc.
        Unaudited Pro Forma Combined Condensed Statement of Operations


Notes to Unaudited Pro Forma Combined Condensed Statements of Operations:
------------------------------------------------------------------------


(a) Represents the results of operations of Real Goods Trading Corporation from January 1, 2000 through December 31, 2000, and was calculated by taking the results of operations for the year ended March 31, 2000 as reported, subtracting the results of operations for the nine month period ending December 31, 1999, and adding the results of operations for the nine month period ended December 31, 2000.

(b) Adjusted to reflect the issuance of 481,424 shares of Gaiam, Inc. Class A common stock to Real Goods shareholders as of January 1, 2000 and 2001, respectively.

(c) Represents the results of operations of Real Goods Trading Corporation from January 1, 2001 through January 29, 2001 (the date of acquisition).

[Inside Back cover]

[Pictures]

Dealer Prospectus Delivery Obligation. Until ______________, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

The registrant's expenses in connection with the offering described in this registration statement are set forth below. All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the listing fee are estimated.

Securities and Exchange Commission registration fee...............   $9,057.50
NASD filing fee...................................................    4,122.96
NASDAQ National Market listing fee................................        *
Printing and engraving expenses...................................        *
Accounting fees and expenses......................................        *
Legal fees and expenses...........................................        *
Blue Sky fees and expenses (including legal fees).................        *
Transfer agent's and registrar fees and expenses..................        *
Miscellaneous.....................................................        *
                                                                      ________
Total.............................................................    $
                                                                      ========

________
* To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

Colorado law provides for indemnification of directors, officers and other employees in certain circumstances (C.R.S. (S) 7-109-101 et. seq. (1994)) and for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances (C.R.S. (S) 7-108-402 (1994)). The Amended and Restated Articles of Incorporation of Gaiam eliminate the personal liability for monetary damages of directors under certain circumstances and provide indemnification to directors and officers of Gaiam to the fullest extent permitted by the Colorado Business Corporation Act. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of the lawsuit or proceeding.

Gaiam maintains a $5,000,000 directors and officers insurance policy providing insurance indemnifying Gaiam's directors and executive officers for certain liabilities. This insurance policy insures the past, present and future directors and officers of Gaiam, with certain exceptions, from claims arising out of any error, misstatement, misleading statement, act, omission, neglect or breach of duty by any of the directors while acting in their capacities as such. Claims include claims arising from sales and purchases of Gaiam securities and shareholder derivative actions.

Item 15. Recent Sales of Unregistered Securities.

The following table summarizes securities issued or sold by Gaiam within the past three years that were not sold pursuant to registered offerings:


------------------------------------------------------------------------------------------------------------------------------------
Date                Purchaser         Number of      Debentures/     Warrants/         Consideration               Exemption(s)
                                      Shares of      Notes           Options                                       Claimed*
                                      Class A
                                      Common Stock
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                privately
September 30,       James             120,000        $500,000        --                $1,025,000               negotiated
1998                Argyopoulos/                                                                                sale under
                    Argyopoulos                                                                                 Section 4(2)
                    Investor G.P.                                                                               of the
                                                                                                                Securities Act.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                privately
October 1,          Jirka Rysavy      --             $531,000        --                Stock of InnerBalance    negotiated
1998                                                                                                            sale under
                                                                                                                Section 4(2)
                                                                                                                of the
                                                                                                                Securities Act.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                privately
December 7,         Lynn Powers        40,000        $ 50,000        --                $  100,000               negotiated
1998                                                                                                            sale under
                                                                                                                Section 4(2)
                                                                                                                of the
                                                                                                                Securities Act.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                privately
January 7,          Mo Siegel          17,143        $ 75,000        --                $  150,000               negotiated
1999                                                                                                            sale under
                                                                                                                Section 4(2)
                                                                                                                of the
                                                                                                                Securities Act.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Date                Purchaser         Number of         Debentures/     Warrants/         Consideration            Exemption(s)
                                      Shares of         Notes           Options                                    Claimed*
                                      Class A
                                      Common Stock
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   privately
April 20, 1999      Jeffrey Steiner   120,000           $500,000        --                $1,025,000               negotiated
                                                                                                                   sale under
                                                                                                                   Section 4(2)
                                                                                                                   of the
                                                                                                                   Securities Act.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   privately
May 6, 1999         Edward Snider      57,143           $250,000        --                $ 500,000                negotiated
                                                                                                                   sale under
                                                                                                                   Section 4(2)
                                                                                                                   of the
                                                                                                                   Securities Act.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   privately
May 6, 1999         Herbert Simon      57,143           $250,000        --                $ 500,000                negotiated
                                                                                                                   sale under
                                                                                                                   Section 4(2)
                                                                                                                   of the
                                                                                                                   Securities Act.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   privately
May 7, 1999         Mike Gilliland     22,857           $100,000        --                $ 200,000                negotiated
                                                                                                                   sale under
                                                                                                                   Section 4(2)
                                                                                                                   of the
                                                                                                                   Securities Act.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   privately
May 6, 1999         Lennart Perlhagen  57,143           $250,000        --                $ 500,000                negotiated
and June 8,                                                                                                        sale under
1999                                                                                                               Section 4(2)
                                                                                                                   of the
                                                                                                                   Securities Act.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Date           Purchaser         Number of      Debentures/      Warrants/         Consideration              Exemption(s)
                                 Shares of      Notes            Options                                      Claimed*
                                 Class A
                                 Common Stock
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           of the
                                                                                                           Securities Act.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           privately
November       Steve Troy        167,247        --               --             Stock of                   negotiated
1999                                                                            Jade Mountain, Inc.        sale under
                                                                                and                        Section 4(2)
                                                                                jademountain.com,          of the
                                                                                Inc.                       Securities Act.

------------------------------------------------------------------------------------------------------------------------------------

November       Steven P. and      40,000        --               --             Interest in Healing Arts   privately
1999           Elizabeth Adams                                                  Publishing, LLC            negotiated
                                                                                (dba Living Arts)          sale under
                                                                                                           Section 4(2)
                                                                                                           of the
                                                                                                           Securities Act.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           Privately
February 29,   Daniel and         14,000        --               --             Option to purchase         negotiated
2000           Marylou                                                          stock of                   sale under
               Sanders                                                          EcoSport, Inc.             Section 4(2)
                                                                                                           of the
                                                                                                           Securities Act.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           Privately
June 20, 2000  Sharon Conroy       7,243        --               --             Stock of Fish Crane,       negotiated
                                                                                Inc.                       sale under
                                                                                                           Section 4(2)
                                                                                                           of the
                                                                                                           Securities Act.
------------------------------------------------------------------------------------------------------------------------------------

* We believe that exemptions in addition to those specified above may exist with respect to the listed transactions.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS:


-----------------------------------------------------------------------------------------------------------------------------------
    Exhibit No.                                           Description
-----------------------------------------------------------------------------------------------------------------------------------
 1.1*                 Form of Underwriting Agreement
-----------------------------------------------------------------------------------------------------------------------------------
 3.1                  Amended and Restated Articles of Incorporation of Gaiam, Inc.
                      (incorporated by reference to Exhibit 3.1 of Gaiam's Registration
                      Statement on Form S-1 (No. 333-83283)).
-----------------------------------------------------------------------------------------------------------------------------------
 3.2                  Bylaws of Gaiam, Inc. (incorporated by reference to Exhibit 3.2 of
                      Gaiam's Registration Statement on Form S-1 (No. 333-83283)).
-----------------------------------------------------------------------------------------------------------------------------------
 4.1                  Form of Gaiam, Inc. Stock Certificate (incorporated by reference to Exhibit 4.1 of Gaiam's Registration Statement on Form S-1 (No. 333-83283)).
-----------------------------------------------------------------------------------------------------------------------------------
 5.1*                 Opinion of Bartlit Beck Herman Palenchar & Scott
-----------------------------------------------------------------------------------------------------------------------------------
10.1                  Loan Agreement, dated as of April 16, 2001, between Gaiam, Inc. and
                      Wells Fargo Bank West, N.A.
-----------------------------------------------------------------------------------------------------------------------------------
10.2                  Gaiam, Inc. 1999 Long-Term Incentive Plan (incorporated by reference to
                      Exhibit 10.1 of Gaiam's Registration Statement on Form S-1 (No. 333-83283)).
-----------------------------------------------------------------------------------------------------------------------------------
10.3                  Lease, dated December 16, 1999, between Gaiam, Inc. and Duke-Weeks Realty
                      Limited Partnership (incorporated by reference to Exhibit 10.2 of Gaiam's
                      Registration Statement on Form S-4 (No. 333-505-60)).
-----------------------------------------------------------------------------------------------------------------------------------
10.4                  Lease, dated December 18, 1997, between Gaiam, Inc. and Orix Prime West
                      Broomfield Venture (incorporated by reference to Exhibit 10.4 of
                      Gaiam's Registration Statement on Form S-1 (No. 333-83283)).
-----------------------------------------------------------------------------------------------------------------------------------
21.1                  Subsidiaries of Gaiam, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
23.1                  Consent of Ernst & Young LLP, independent auditors of
                      Gaiam, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
23.2*                 Consent of Bartlit Beck Herman Palenchar & Scott (included in the opinion filed as Exhibit 5.1)
-----------------------------------------------------------------------------------------------------------------------------------
23.3                  Consent of Moss Adams LLP
-----------------------------------------------------------------------------------------------------------------------------------
23.4                  Consent of Deloitte & Touche LLP
-----------------------------------------------------------------------------------------------------------------------------------
24.1                  Power of Attorney (included in signature page to this Registration Statement).
-----------------------------------------------------------------------------------------------------------------------------------

* To be filed by amendment.

Item 17. Undertakings.

       (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (b) Gaiam hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (c) Gaiam hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on June 20, 2001.

                               Gaiam, Inc.


                               By:   /s/ Jirka Rysavy
                                     ------------------------------------------
                                     Jirka Rysavy, Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jirka Rysavy and Lynn Powers, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including, without limitation, any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated opposite their names.

--------------------------------------------------------------------------------------------------------
  Signature                        Title                                             Date
--------------------------------------------------------------------------------------------------------
                                   Jirka Rysavy, Chairman of the Board and Chief
  /s/ Jirka Rysavy                 Executive Officer                                 June 20, 2001
--------------------------------------------------------------------------------------------------------
                                   Lynn Powers, President, Chief Operating
  /s/ Lynn Powers                  Officer and director                              June 20, 2001
--------------------------------------------------------------------------------------------------------
  /s/ Barnet M. Feinblum           Barnet M. Feinblum, director                      May 24, 2001
--------------------------------------------------------------------------------------------------------
  /s/ John Mackey                  John Mackey, director                             May 24, 2001
--------------------------------------------------------------------------------------------------------
  /s/ Barbara Mowry                Barbara Mowry, director                           May 24, 2001
--------------------------------------------------------------------------------------------------------
  /s/ Paul Ray                     Paul H. Ray, director                             May 24, 2001
--------------------------------------------------------------------------------------------------------
                                   Janet Mathews,
  /s/ Janet Mathews                Chief Financial Officer                           June 20, 2001
--------------------------------------------------------------------------------------------------------